Exhibit 99.2
AGREEMENT AND PLAN OF MERGER
AMONG
REHABCARE GROUP, INC.,
REHABCARE HOLDINGS, LLC,
TRIUMPH HEALTHCARE HOLDINGS, INC.,
AND
THE SECURITYHOLDER REPRESENTATIVE

Dated as of November 3, 2009

i

(continued)

(continued)

(continued)

INDEX OF SCHEDULES

Schedules

Schedule 2.1(b)	Backstop Securities Percentage
Schedule 4.3	Capitalization
Schedule 4.4(a)	Subsidiaries
Schedule 4.5(a)	No Conflict
Schedule 4.5(b)	Company Required Filings and Consents
Schedule 4.10(a)	Real Property
Schedule 4.12	Material Contracts
Schedule 4.13	Compliance with Laws
Schedule 4.14	Legal Proceedings
Schedule 4.17(a)	Employee Benefit Plans
Schedule 4.18	Environmental Matters
Schedule 4.19(c)	Tax Power of Attorneys
Schedule 4.19(h)	Tax Returns
Schedule 4.19(l)	Taxes and Jurisdictions
Schedule 4.19(o)	Reportable Transactions
Schedule 4.20	Insurance
Schedule 4.21	Company Brokers
Schedule 4.22	Bank Accounts; Powers of Attorney
Schedule 4.24(a)-1	Registered Intellectual Property
Schedule 4.24(a)-2	Fees and Filings
Schedule 4.24(f)	Company Software
Schedule 4.25	Government Contracts
Schedule 4.26	Related Party Transactions
Schedule 5.3(b)	Parent and Merger Sub Required Filings and Consents
Schedule 5.5	Parent and Merger Sub Brokers
Schedule 5.6	Parent and Merger Sub Litigation
Schedule 6.2(b)(xx)	Settlements
Schedule 6.5(c)	Offering
Schedule 6.7	Terminated Employees
Schedule 6.9	Termination of Contracts
Schedule 6.16	Claims-Made Tail Policies
Schedule 6.17	Facilities Renovations
Schedule 7.1(e)	Company Authorizations, Consents and Approvals
Schedule 10.17(a)	Assumed Company Debt
Schedule 10.17(b)	Net Working Capital
Schedule 10.17(c)	Parent Available Cash
Schedule 10.17(d)	Payoff Letters
Schedule 10.17(e)	Pro Rata Percentage

v

INDEX OF EXHIBITS

Exhibits

Exhibit A	Backstop Securities Agreement
Exhibit B	Backstop Registration Rights Agreement
Exhibit C	Form of Certificate of Incorporation
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Opinion
Exhibit G	Form of Letter of Resignation
Exhibit H	Form of Option Surrender Agreement
Exhibit I	Form of Warrant Surrender Agreement

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is entered into as of November 3, 2009, by and among RehabCare Group, Inc., a Delaware corporation (“Parent”), RehabCare Group East, Inc., a Delaware corporation (“RehabCare East”), RehabCare Hospital Holdings, LLC, a Delaware limited liability company (“Holdings”), RehabCare Merger Sub Corporation, a Delaware corporation (“Merger Sub”), Triumph Healthcare Holdings, Inc., a Delaware corporation (the “Company”), and TA Associates, Inc., a Delaware corporation in its capacity as the Securityholder Representative. Capitalized terms used herein have the meanings set forth in Section 10.17.
RECITALS:
     WHEREAS, Parent has caused Holdings to form Merger Sub for the purpose of merging with and into the Company subject to the terms and conditions of this Agreement (the “Merger”);
     WHEREAS, the board of directors of each of the Company and Merger Sub have, in light of and subject to the terms and conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and declared the Merger advisable, and in the best interests of, their respective stockholders;
     WHEREAS, on the date hereof, Parent and the Backstop Investors have entered into a Backstop Securities Agreement attached hereto as Exhibit A (the “Backstop Securities Agreement”) providing for the issuance, on a contingent basis, of shares of Parent’s Series A Preferred Stock and, if required, Series B Preferred Stock to the Backstop Investors on the terms and conditions set forth therein (the “Backstop Securities”); and
     WHEREAS, on the date hereof, Parent and the Backstop Investors have entered into a Registration Rights Agreement attached hereto as Exhibit B (the “Backstop Registration Rights Agreement”) pursuant to which Parent is obligated to register the Backstop Securities, if issued to the Backstop Investors, for resale to the public on the terms and conditions set forth therein.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

     1.2 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed and acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed to in writing by the Company and Merger Sub and specified in the Certificate of Merger in accordance with the DGCL (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
     1.3 Effects of Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to all of the assets, rights, privileges, powers and franchises, and be subject to all of the liabilities, restrictions and duties of the Company and Merger Sub, including under this Agreement, all as provided under the DGCL.
     1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. From and after the Effective Time: (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and substantially in the form attached hereto as Exhibit C, shall be amended at the Effective Time to change the corporate name set forth therein to “Triumph Healthcare Holdings, Inc.” (or such other name as Parent may determine) and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof, the provisions of the certificate of incorporation of the Surviving Corporation and applicable Law.
     1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time: (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly qualified and elected, as the case may be, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation (in addition to any officers named by the board of directors of the Surviving Corporation at or after the Effective Time), until the earlier of their death, resignation or removal or until their respective successors are duly qualified and appointed, as the case may be.
ARTICLE II
MERGER CONSIDERATION; CONVERSION OF SECURITIES
     2.1 Determination of and Form of Aggregate Merger Consideration and Closing Aggregate Merger Consideration.
          (a) Upon the terms and subject to the conditions set forth in this Agreement (including with respect to the manner of payment), the aggregate consideration to be paid to the Securityholders in connection with the Merger pursuant to this Agreement and the Escrow

Agreement (the “Aggregate Merger Consideration”) to be paid at the Closing (in cash and, if applicable pursuant to Section 2.1(b) below, a portion to be paid in Backstop Securities to the Backstop Investors), pursuant to this Agreement shall be based upon the sum of (i) the Base Purchase Price, plus (ii) the Aggregate Warrant Exercise Price, plus (iii) the Aggregate Option Exercise Price, minus (iv) the amount of the Estimated Adjustment Items, minus (v) the amount, if any, by which Estimated Net Working Capital is less than Target Net Working Capital, plus (vi) $0 in the event that Estimated Net Working Capital is greater than or equal to Target Working Capital minus (vii) Company Debt, minus (viii) the Escrow Amounts, minus (ix) the Representative Expense Fund Amount minus (x) the Tail Policy Fees.
          (b) It is the intention of the parties that amounts required to be paid at the Closing by Parent pursuant to Sections 3.3(a), (b), (c), (d), and (e) shall be in the form of cash. Parent intends to fund such payments through (i) the net proceeds of the Offering, (ii) cash on hand of $10,000,000 and (iii) the net proceeds of the Debt Financing. In the event that, at the Closing, there is not sufficient Parent Available Cash to pay the amounts required by Sections 3.3(a), (b), (c), (d), and (e) (a “Parent Cash Shortfall”), Parent shall, subject to the condition set forth in Section 7.2(f), issue Backstop Securities having an aggregate liquidation preference (the per share liquidation preference of such Backstop Securities is referred to herein as the “Face Amount”) equal to the amount of the Parent Cash Shortfall to the Backstop Investors in accordance with the percentages set forth on Schedule 2.1(b) (the “Backstop Securities Percentage”) and pursuant to the terms and conditions of the Backstop Securities Agreement.
          (c) In the event that there is a Parent Cash Shortfall, payment of Parent Available Cash and issuance of Backstop Securities at the Closing shall be made in accordance with the priorities set forth below:
          (i) First, Parent shall use the Parent Available Cash to make the payments required by Sections 3.3(a), (b), (c)(i) and (d);
          (ii) Second, Parent shall use a portion of the remaining Parent Available Cash to make the payment required by Section 3.3(c)(ii) with respect to all Securityholders other than the Backstop Investors and shall make the portion of the Aggregate Securityholder Closing Payment required to be made to all Securityholders other than the Backstop Investors;
          (iii) Third, Parent shall use any remaining Parent Available Cash to make the portion of the Aggregate Securityholder Closing Payment required to be made to the Backstop Investors to the extent of such remaining Parent Available Cash and shall issue Backstop Securities to the Backstop Investors in accordance with Section 2.1(c)(v) with an aggregate Face Amount equal to the amount of any Parent Cash Shortfall, subject to the condition set forth in Section 7.2(f);
          (iv) Fourth, Parent shall use any remaining Parent Available Cash to make the payment required by Section 3.3(c)(ii) into the Indemnity Escrow Account on behalf of the Backstop Investors to the extent of such remaining Parent Available Cash and shall issue Backstop Securities in the Indemnity Escrow Account on behalf of the Backstop Investors in accordance with Section 2.1(c)(v) with an aggregate Face Amount equal to the amount of any shortfall; and

          (v) All Backstop Securities issued by Parent to the Backstop Investors shall be in the form of Series A Preferred Stock until such time as Parent has issued shares of Series A Preferred Stock in an amount equal to the Series A Issuance Cap and thereafter all Backstop Securities issued by Parent to the Backstop Investors shall be in the form of Series B Preferred Stock.
          (d) Commitment Consideration. The parties hereto acknowledge that, pursuant to the terms and conditions hereof and of the Backstop Securities Agreement, in consideration for the agreement to accept Backstop Securities in lieu of cash, and as consideration for the commitments made hereunder by the Backstop Investors, Parent has agreed to pay additional consideration in the aggregate amount of 5% of the aggregate Face Amount of Backstop Securities issued to the Backstop Investors (if any), payable to the Backstop Investors in accordance with their Backstop Securities Percentages.
          (e) Support Consideration. The parties hereto acknowledge that, pursuant to the terms and conditions hereof and of the Backstop Securities Agreement, in consideration for the agreement to accept Backstop Securities in lieu of cash, and as consideration for the support provided hereunder by the Backstop Investors, Parent has agreed to pay additional consideration in the aggregate amount of 5% of the aggregate Face Amount of Backstop Securities issued to the Backstop Investors (if any), payable to the Backstop Investors in accordance with their Backstop Securities Percentages.
     2.2 Effect on Securities of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of any Person:
          (a) Common Stock. Each share (a “Share”) of Class A and Class B common stock of the Company, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any Share to be cancelled pursuant to Section 2.3) shall be converted automatically into the right to receive from Parent or the Surviving Corporation, subject to the terms and conditions of this Agreement (including with respect to timing and manner of payment), a portion of the Aggregate Merger Consideration equal to the quotient derived by dividing (i) the Aggregate Merger Consideration, by (ii) the Aggregate Fully Diluted Share Count (such quotient, the “Fully Diluted Per Share Merger Consideration”), payable without interest to the holder thereof in accordance with this Agreement. The aggregate amount of all such payments described above shall be referred to as the “Aggregate Common Stock Payment”. All such Shares shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of an original certificate which immediately prior to the Effective Time represented any such Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Aggregate Securityholder Closing Payment therefor, without interest, upon the surrender of such Certificate to Parent in accordance with this Agreement.
          (b) Restricted Stock. Each Share outstanding immediately prior to the Effective Time which is subject to vesting or other lapse restrictions pursuant to the Company

Option Plan or any applicable restricted stock award agreement (the “Restricted Stock”) shall vest and become free of such restrictions as of the Effective Time and shall, as of the Effective Time, be treated as a share of Common Stock in accordance with this Agreement including Section 2.2(a).
          (c) Warrants. Each Warrant unexercised immediately prior to the Effective Time shall be cancelled and converted into the right to receive from Parent or the Surviving Corporation, subject to the terms of this Agreement (including with respect to timing and manner of payment), a portion of the Aggregate Merger Consideration equal to (i) the product of (A) the Fully Diluted Per Share Merger Consideration, multiplied by (B) the aggregate number of shares of Common Stock issuable upon exercise in full of such Warrant as of immediately prior to the Effective Time, minus (ii) the maximum aggregate cash exercise price payable upon exercise of such Warrant (without regard to any cashless exercise provisions) (the “Warrant Payment”). From and after the Effective Time, any such cancelled Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such Warrantholder to the Warrant Payment (if applicable) upon the execution and delivery of a Warrant Surrender Agreement in accordance with this Agreement.
          (d) Options. Each Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall become fully vested and exercisable and shall be cancelled and converted into the right to receive from the Surviving Corporation, subject to the terms of this Agreement (including with respect to timing and manner of payment), a portion of the Aggregate Merger Consideration equal to (i) the product of (A) the Fully Diluted Per Share Merger Consideration, multiplied by (B) the aggregate number of shares of Common Stock for which such Option is exercisable as of immediately prior to the Effective Time, minus (ii) the aggregate cash exercise price payable upon exercise of such Option (without regard to any cashless exercise provisions) (the “Option Payment”); provided, however, that such Option Payment shall be reduced by any required withholdings; provided, further, that the holder of any such Option shall have the right to exercise such Option as of immediately prior to the Effective Time and to the extent vested as a result of this Section 2.2(d) subject to the consummation of the transactions contemplated hereby. From and after the Effective Time, any such cancelled Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the Option Payment (if applicable) with respect to such Option upon the execution and delivery of an Option Surrender Agreement in accordance with this Agreement.
          (e) Issuance of Backstop Securities. In the event that any Backstop Securities are issued to the Backstop Investors at the Closing pursuant to Section 2.1(b), then the payments of the Aggregate Securityholder Closing Payment to the Backstop Investors shall be paid in a combination of Backstop Securities and cash in accordance with Section 2.1(c). The payment to be made to each Backstop Investor shall be comprised of (i) Backstop Securities having an aggregate Face Amount equal to the aggregate Face Amount of Backstop Securities to be issued to the Backstop Investors multiplied by the Backstop Security Percentage for such Backstop Investor and (ii) cash in an amount equal to the remaining amount of the Aggregate Securityholder Closing Payment in accordance with Section 2.1(c).
     2.3 Common Stock Owned by the Company. Notwithstanding the provisions set forth in Section 2.2, each share of Common Stock held immediately prior to the Effective Time by the Company as treasury stock shall be cancelled and no payment shall be made with respect thereto.

     2.4 Effect on Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any Person, shall be converted into and become one fully-paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation at the Effective Time. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
     2.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Fully Diluted Per Share Merger Consideration as provided in Section 2.2(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Fully Diluted Per Share Merger Consideration as provided in Section 2.2(a).
     2.6 Surrender and Payment.
          (a) Payment. Parent shall act as agent for the payment of the Aggregate Securityholder Closing Payment to the Common Stockholders and Restricted Stockholders upon surrender of the applicable Certificates therefor and receipt of a duly executed letter of transmittal in substantially the form attached hereto as Exhibit D (the “Letter of Transmittal”), or with respect to the Warrantholders, upon receipt of a duly executed Warrant Surrender Agreement, in each case in accordance with this Article II, from time to time after the Effective Time. The Surviving Corporation, on behalf of Parent, shall act as agent for the payment of the Option Payment, in accordance with this Article II. As soon as practicable after the Effective Time, the Surviving Corporation shall pay or shall cause to be paid to each Optionholder their respective Option Payment upon receipt of a duly executed Option Surrender Agreement, without interest, but subject to all Taxes required to be withheld therefrom.

          (b) Exchange Procedure. Upon surrender of a Certificate or Warrant for cancellation to Parent, together with a Letter of Transmittal or Warrant Surrender Agreement, as the case may be, duly completed and validly executed in accordance therewith (and such other customary documents as may reasonably be required by Parent), the holder of such Certificate or Warrant shall be entitled to receive in exchange therefor a portion of the Aggregate Securityholder Closing Payment, as set forth in Section 2.2(a) and Section 2.2(c), respectively, for each Share formerly represented by such Certificate or Warrant and the Certificates and Warrants so surrendered shall forthwith be cancelled. Upon the receipt by the Surviving Corporation of a duly completed and validly executed Option Surrender Agreement and such other documentation as may be reasonably requested by the Surviving Corporation in respect of each Option, the holder of such Option shall be entitled to receive in exchange therefor a portion of the Aggregate Securityholder Closing Payment, as set forth in Section 2.2(d), for each Share formerly represented by such Option, and Options so surrendered shall forthwith be cancelled. If payment of a portion of the Aggregate Securityholder Closing Payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of the payment of a portion of the Aggregate Securityholder Closing Payment to a Person other than the registered holder of such Certificate surrendered or (B) shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6(b), each Certificate, Option or Warrant shall be deemed at any time after the Effective Time to represent only the right to receive a portion of the Aggregate Securityholder Closing Payment as contemplated by this Article II.
          (c) Transfer Books; No Further Ownership Rights in Shares. The portion of the Aggregate Securityholder Closing Payment paid in respect of Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and, at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.
          (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, providing an indemnity against any claim that may be made against it with respect to such Certificate, Parent shall pay, in exchange for such lost, stolen or destroyed Certificate, the portion of the Aggregate Securityholder Closing Payment to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.
          (e) Termination of Payment Obligations. At any time following the Closing Date, the holders of Certificates shall be entitled to look only to Parent or the Surviving Corporation, as applicable, subject to abandoned property, escheat or other similar Laws, as general creditors thereof with respect to the payment of any portion of the Aggregate Securityholder Closing Payment that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent or the Surviving Corporation, as applicable, free and clear of all claims or interest of any Person previously entitled thereto.
          (f) No Liability. Notwithstanding anything in this Agreement to the contrary, none of Parent, the Surviving Corporation, or the Company shall be liable to any Person for any portion of the Aggregate Securityholder Closing Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     2.7 Withholding Taxes; Certain Payments. Parent and the Surviving Corporation shall be entitled to deduct and withhold from any payments required to be made pursuant to this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of Law. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
     2.8 Purchase Price Adjustment.
          (a) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent its good faith estimate of the calculation of Net Working Capital (the “Estimated Net Working Capital”), Selling Expenses, and, in accordance with Section 6.17, the Facilities Renovation Balance (the Company’s good faith estimate of the Facilities Renovation Balance and Selling Expenses shall be referred to herein as the “Estimated Adjustment Items”).
          (b) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Parent shall deliver, or shall cause to be delivered, to the Securityholder Representative a certificate (the “Closing Certificate”), setting forth a good faith calculation of Net Working Capital, Selling Expenses, the Facilities Renovation Balance, the Net Adjustment Amount and the amount of any cash or cash equivalents of the Company not distributed or used to retire any portion of Company Debt (“Excess Cash”), in each case as of the Closing, along with reasonable supporting or underlying documentation used in the preparation of the Closing Certificate. Parent shall deliver and furnish the Securityholder Representative any additional supporting or underlying documentation pertinent to the Closing Certificate as may be reasonably requested by the Securityholder Representative. The Closing Certificate is to be prepared in accordance with the Accounting Principles with respect to the calculation of Net Working Capital and Excess Cash.
          (c) If the Securityholder Representative delivers written notice (the “Disputed Items Notice”) to Parent within thirty (30) days following receipt by the Securityholder Representative of the Closing Certificate, stating that the Securityholder Representative objects to any of the amounts set forth in the Closing Certificate and specifying the nature of the dispute and the basis therefor, then (i) the Securityholder Representative and Parent shall in good faith attempt to resolve any such dispute and, if they so resolve all disputes, the Closing Certificate (and the amount or computation of Net Working Capital, Selling Expenses, Facilities Renovation Balance, Excess Cash and the Net Adjustment Amount indicated therein), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on all parties, (ii) only those matters that are specified in such Disputed Items Notice shall be deemed to be in dispute, and all other matters shall be conclusive and binding on all parties, (iii) in the event that the Net Adjustment Amount shown on the Closing Certificate prepared by Parent is positive, within two (2) Business Days following the Securityholder Representative’s receipt of the Closing Certificate, Parent and the Securityholder Representative shall instruct the Escrow Agent to release any funds in the Working Capital Escrow Account, including interest earned thereon, to the Securityholders in accordance with their Pro Rata Percentages, and (iv) in the event that the Net Adjustment Amount shown on the Closing Certificate prepared by Parent is negative, within two (2) Business Days following the Securityholder Representative’s receipt of the Closing Certificate, Parent and the Securityholder Representative shall instruct the Escrow Agent to release any funds in the Working Capital Escrow Account in excess of the absolute value of the Net Adjustment Amount to the Securityholders in accordance with their Pro Rata Percentages. The Securityholder Representative shall not dispute the accounting principles and adjustments used in preparing the Closing Certificate with respect to Net Working Capital if such principles and adjustments are consistent with the Accounting Principles. If the Securityholder Representative does not deliver a Disputed Items Notice to Parent within thirty (30) days following receipt by the Securityholder Representative of the Closing Certificate, the computation of Net Working Capital, Selling Expenses, Facilities Renovation Balance, Excess Cash and the corresponding Net Adjustment Amount specified in the Closing Certificate shall be conclusively presumed to be true and correct in all respects and shall be binding upon all parties.
          (d) If the Securityholder Representative and Parent, notwithstanding such good faith effort, are unable to agree upon all of the computations contained in the Closing Certificate as identified in the Disputed Items Notice within thirty (30) days after delivery of the Disputed Items Notice, then the Securityholder Representative and Parent jointly shall engage the Houston, Texas office of Deloitte & Touche LLP (the “Accounting Firm”), to resolve any items in the Disputed Items Notice that have not been resolved and to make a determination of such amounts. The parties shall request that the determination of the Accounting Firm shall be made within thirty (30) days after its selection pursuant to procedures mutually agreeable to by Parent and the Securityholder Representative. The Accounting Firm shall resolve only the items set forth in the Disputed Items Notice that are still in dispute and make a determination of the computation of the relevant amounts, which shall be conclusive and binding on all parties. In resolving any disputed item, the Accounting Firm (i) shall be bound by the provisions of this Section 2.8 and any other relevant provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such items claimed by either Parent or the Securityholder Representative or less than the smallest value of such items claimed by either Parent or the Securityholder Representative.
          (e) The fees, costs and expenses (“Accounting Firm Costs”) of the Accounting Firm’s review and determination as set forth in Section 2.8(d) above shall be allocated based on the inverse of the percentage its determination (before such allocation) bears to the amount of the Net Adjustment Amount in dispute as originally submitted to the

Accounting Firm. For example, should the amount of the Net Adjustment Amount in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Securityholder Representative’s position, 60% of the costs of its review would be borne by Parent, and 40% of the costs of its review would be paid out of the Working Capital Escrow Account, as provided below. Any Accounting Firm Costs in respect of the Securityholder Representative’s position pursuant to this Section 2.8(e) shall be paid upon the final determination of the Net Adjustment Amount by release of funds to Parent from the Working Capital Escrow Account to the extent there are sufficient funds in the Working Capital Escrow Account; provided, however, that to the extent there are insufficient funds in the Working Capital Escrow Account, such payment shall be by release of all funds to Parent from the Working Capital Escrow Account and the remaining funds (or, if Backstop Securities have been issued, by release of Backstop Securities and/or funds from the Indemnity Escrow Account in accordance with the Order of Priority) shall be released to Parent from the Indemnity Escrow Account, in each case, by the Escrow Agent in accordance with the terms of the Escrow Agreement. During the review by the Accounting Firm, Parent, the Securityholder Representative and the Surviving Corporation will each make available to the Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Accounting Firm to fulfill its obligations under Section 2.8(d); provided, however, that the accountants of the Securityholder Representative, Parent or the Surviving Corporation shall not be obliged to make any work papers available to the Accounting Firm unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
     2.9 Post-Closing Adjustment Amount.
          (a) If the Net Adjustment Amount is positive, Parent shall promptly deliver, or cause to be delivered, in cash, to the Securityholders the Net Adjustment Amount plus the amount of Excess Cash in accordance with their Pro Rata Percentages.
          (b) If the Net Adjustment Amount is negative, the absolute value of such Net Adjustment Amount less the amount of Excess Cash shall be promptly released to Parent from the Working Capital Escrow Account; provided, however, that to the extent that there are insufficient funds in the Working Capital Escrow Account, such payment shall be by release of all funds to Parent from the Working Capital Escrow Account and the remaining difference shall be released to Parent from the Indemnity Escrow Account (and if Backstop Securities have been issued, by release of Backstop Securities and/or funds from the Indemnity Escrow Account in accordance with the Order of Priority), in each case, by the Escrow Agent in accordance with the terms of the Escrow Agreement. For purposes of clarity, if the Net Adjustment Amount is equal to zero, no payment shall be made by any party pursuant to this Section 2.9.
          (c) “Net Adjustment Amount” shall mean an amount (whether positive or negative) equal to (i) the Net Working Capital Adjustment Amount plus (ii) the amount of the Estimated Adjustment Items minus the amount of the Final Adjustment Items.
          (d) “Net Working Capital Adjustment Amount” shall mean (i) in the event that the Estimated Net Working Capital is less than the Target Net Working Capital, an amount (whether positive or negative) equal to the amount of the Final Net Working Capital minus the

Estimated Net Working Capital (provided that in event the result under this clause (i) is a positive number, then such amount shall not exceed an amount equal to the Target Net Working Capital minus the Estimated Net Working Capital), (ii) in the event that (A) the Estimated Net Working Capital is greater than the Target Net Working Capital and (B) the Final Net Working Capital is less than the Target Net Working Capital, the negative amount equal to the Final Net Working Capital minus the amount of the Target Net Working Capital, and (iii) in the event that (A) the Estimated Net Working Capital and (B) the Final Net Working Capital are greater than the Target Net Working Capital, zero.
          (e) Any payment pursuant to this Section 2.9 shall be made at a mutually convenient time and place as soon as practicable (but in no event less than five (5) Business Days after the Net Adjustment Amount has been determined pursuant to Section 2.9(c)) by wire transfer by Parent or the Escrow Agent, as the case may be, of immediately available funds to the account of such other party as designated in writing by such other party.
          (f) Upon the final determination of the Net Adjustment Amount pursuant to Section 2.8 and this Section 2.9, and the payment of any required payments by Parent or the Escrow Agent pursuant to this Section 2.9, any funds remaining in the Working Capital Escrow Account, including interest earned thereon, shall be released to the Securityholders in accordance with their Pro Rata Percentages and in accordance with the terms of the Escrow Agreement.
     2.10 Escrow Accounts.
          (a) The Escrow Agent will hold (a) the Indemnity Escrow Amount in an escrow account (the “Indemnity Escrow Account”) to be used in connection with (i) the funding of any shortfall in the Working Capital Escrow Account under the purchase price adjustment described in Sections 2.8 and 2.9, if applicable, (ii) the reimbursement obligations pursuant to Section 6.16(b) and (iii) the indemnification obligations set forth in Article VIII, and described in an escrow agreement in substantially the form attached hereto as Exhibit E, with such modifications as may be requested by the Escrow Agent so long as such modifications are reasonably acceptable to each of Parent and the Securityholder Representative (the “Escrow Agreement”), and (b) the Working Capital Escrow Amount in an escrow account used in connection with the purchase price adjustment described in Sections 2.8 and 2.9 (the “Working Capital Escrow Account”, together with the Indemnity Escrow Account, the “Escrow Accounts”) and described in the Escrow Agreement. The portion of the Escrow Amounts delivered to, and held by, the Escrow Agent on behalf of each Securityholder shall be determined in accordance such Securityholder’s Pro Rata Percentage. In the event that Backstop Securities are contributed to the Indemnity Escrow Account in accordance with Section 2.1(c)(iv), at any time the Securityholder Representative may (on behalf of the Backstop Investors), at its option, contribute cash to the Indemnity Escrow Account and, upon receipt of such cash by the Escrow Agent, the Escrow Agent shall release to the Backstop Investors Backstop Securities representing an aggregate Face Amount equal to such contributed cash. The Escrow Amounts shall be retained and released by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.
          (b) At any time when Backstop Securities are held in the Indemnity Escrow Account, the Securityholder Representative may vote the Backstop Securities in any matter submitted to a vote of the holders of the applicable class of Backstop Securities and subject to the terms and conditions of the Certificate of Designations governing the Backstop Securities, convert the Backstop Securities into shares of Parent’s common stock (the “Parent Common Escrow Shares”) and/or arrange for the sale of the Parent Common Escrow Shares or Backstop Securities as permitted by applicable law and the terms and conditions of the Backstop Securities Agreement and Backstop Registration Rights Agreement (the “Backstop Securities Sale”). In such case, at, and subject to the consummation of, the closing of the Backstop Securities Sale, Parent shall, contemporaneously with the closing of any Backstop Securities Sale, subject to the deposit of the proceeds into the Indemnity Escrow Account pursuant to the proviso below, reissue the Parent Common Escrow Shares or Backstop Securities, as applicable, to the purchaser of such shares; provided, however, that no such sale shall be permitted pursuant to this Agreement if the proceeds from such Backstop Securities Sale paid into the Indemnity Escrow Account after giving effect to the payment of such proceeds into escrow the amount (based on the aggregate Face Amount and accumulated but unpaid dividends on any Backstop Securities and the amount of any cash then held in the Indemnity Escrow Account) then held in the Indemnity Escrow Account would be less than (x) $22,500,000 minus (y) the amount of any previous distributions out of the Indemnity Escrow Account. In the event that any payment of proceeds from such Backstop Securities Sale are in excess of the aggregate Face Amount plus any accumulated but unpaid dividends on the sold Backstop Securities (or, in the case of the sale of Parent Common Escrow Shares, the aggregate Face Amount plus any accumulated but unpaid dividends on the Backstop Securities that were converted into such Parent Common Escrow Shares) the amount of such excess shall be paid by the purchaser to the Backstop Investors in accordance with their Backstop Securities Percentages and not deposited into the Indemnity Escrow Account.
     2.11 Access. For purposes of complying with the terms set forth in Sections 2.8 and subject to the execution of customary non-reliance letters or similar agreements requested by third parties, the Company and the Securityholder Representative shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Certificate and the resolution of any disputes thereunder.
     2.12 Assumed Company Debt. The Assumed Company Debt shall not be paid off in connection with the Closing. Accordingly and for the sake of clarity, the amount of any prepayment or other penalties, premiums, fees, make-whole payments, expenses and breakage costs with respect to the Assumed Company Debt shall not be deducted from the Aggregate Merger Consideration.
ARTICLE III
CLOSING AND DELIVERIES
     3.1 Closing. Unless this Agreement has previously terminated pursuant to Article IX, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. (Dallas time) within two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time)

(the “Closing Date”), at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75021, unless another time, date or place is agreed to in writing by the parties hereto. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
     3.2 Deliveries by the Company. At the Closing, the Company shall have delivered or caused to be delivered to Parent and Merger Sub the following items:
          (a) fully executed Payoff Letters;
          (b) final invoices for applicable parties reflecting the Selling Expenses;
          (c) a copy of the certificate of incorporation, organization or formation of the Company and each of its Subsidiaries, in each case certified as of a recent date by the Secretary of State of its state of incorporation, organization or formation;
          (d) a certificate of good standing (or equivalent document) for the Company and each of its Subsidiaries as of the most recent practicable date from the state of its incorporation, organization or formation;
          (e) a duly executed certificate of the secretary or general partner, as applicable, of the Company and each of its Subsidiaries, dated as of the Closing Date, given by him or her on behalf of the Company or such Subsidiary and not in his or her individual capacity, certifying as to the bylaws, limited liability company agreement, limited partnership agreement or similar operating agreement of the Company and each of its Subsidiaries;
          (f) certified copies of the resolutions duly adopted by the Company Board authorizing the Company’s execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
          (g) certified copies of the resolutions duly adopted by the holders of the majority of the outstanding voting shares of Common Stock of the Company, approving this Agreement and the consummation of all transactions contemplated hereby;
          (h) written resignations, effective as of the Closing Date, from all of the directors and officers of the Company’s Subsidiaries required to resign pursuant to Section 6.10;
          (i) original corporate record books and stock record books of the Company and each of its Subsidiaries not already in the possession of the Company or such Subsidiaries which delivery shall be accomplished by causing such books and records to remain in the possession of the Company at its principal office;
          (j) the Escrow Agreement, duly executed by the Securityholder Representative and the Escrow Agent;

          (k) in the event that Backstop Securities are to be issued pursuant to Section 2.1(b), the delivery of all items required to be delivered to Parent pursuant to the Backstop Securities Agreement;
          (l) a Warrant Surrender Agreement duly executed by each Warrantholder;
          (m) an opinion of Goodwin Procter, LLP, counsel to the Company, in substantially the form of Exhibit F hereto;
          (n) the certificate referenced in Sections 7.1(a) and 7.1(b); and
          (o) a duly executed confidentiality, non-competition and non-solicitation agreement from TA Associates, Inc. in substantially the form previously agreed to by Parent.
     3.3 Deliveries by Parent. At the Closing, Parent and Merger Sub shall have delivered or caused to be delivered to the Company, Securityholder or the applicable Person the following items:
          (a) payment of the amounts set forth in the Payoff Letters delivered pursuant to Section 3.2(a), by wire transfer of immediately available funds to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters;
          (b) payment of the amounts set forth on the invoices delivered pursuant to Section 3.2(b), by wire transfer of immediately available funds to the accounts of the relevant parties as specified in such invoices;
          (c) payment of (i) the Working Capital Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the Working Capital Escrow Account and (ii) the Indemnity Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the Indemnity Escrow Account; provided, that, in the event that Backstop Securities are to be issued to the Backstop Investors pursuant to Section 2.1(b), the Indemnity Escrow Amount shall be funded (A) first, by payment by wire transfer of immediately available funds to the Indemnity Escrow Account of an amount equal to the product of the Indemnity Escrow Amount and the Pro Rata Percentages of the Securityholders other than the Backstop Investors (for the account of such Securityholders) and (B) second, by contribution to the Indemnity Escrow Account on account of the Backstop Investors of Backstop Securities having an aggregate Face Amount equal to the Indemnity Escrow Amount less the amounts funded pursuant to clause (A) above (the “Backstop Escrow Amount”) and, to the extent the aggregate Face Amount of Backstop Securities to be issued to the Backstop Investors is less than the Backstop Escrow Amount, payment to the Escrow Agent by wire transfer of immediately available funds to the Indemnity Escrow Account of the amount of such shortfall;
          (d) payment of the Representative Expense Fund Amount by wire transfer of immediately available funds to an account maintained by the Securityholder Representative;
          (e) payment of the Aggregate Securityholder Closing Payment in accordance with Sections 2.2 and 2.6 to the Securityholders by wire transfer of immediately available funds and, if applicable, delivery of certificates representing the appropriate number and class of Backstop Securities to the Backstop Investors;

          (f) in the event that Backstop Securities are to be issued pursuant to Section 2.1(b), the delivery of all items required to be delivered by Parent pursuant to the Backstop Securities Agreement;
          (g) the Escrow Agreement, duly executed by Parent and the Escrow Agent;
          (h) a copy of the certificate of incorporation of Merger Sub certified as of a recent date by the Secretary of State of Delaware;
          (i) a certificate of good standing for Merger Sub as of the most recent practicable date from the State of Delaware;
          (j) a duly executed certificate of the secretary of Merger Sub, dated as of the Closing Date, given by him or her on behalf of Merger Sub and not in his or her individual capacity, certifying as to the bylaws of Merger Sub;
          (k) the certificate referenced in Sections 7.2(a) and 7.2(b); and
          (l) certified copies of the resolutions duly adopted by Parent’s board of directors and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub as follows:
     4.1 Organization and Standing. The Company and each of its Subsidiaries are entities duly organized or formed, validly existing and in good standing under the laws of their respective jurisdiction of incorporation or organization. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction in which the character of the properties owned or leased by them or in which the conduct of their business requires them to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. The Company and each of its Subsidiaries have all corporate, limited partnership or limited liability company (as applicable) power and authority to own, lease and use their properties and assets and to carry on their business as currently conducted in all material respects.
     4.2 Authority, Validity and Effect. The execution, delivery and performance by the Company of this Agreement and each other agreement or document contemplated to be executed and delivered by it in connection with the transactions contemplated hereby (the “Company Documents”) and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Company, as the case may be, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Company Documents. This Agreement and each of the Company Documents have been duly executed and delivered by the Company and each of its Subsidiaries (to the extent such Person is a party thereto) and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of the Company or each such Subsidiary (as applicable), enforceable against them in accordance with their respective terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).
     4.3 Capitalization. The authorized capital stock of the Company consists of 10,542,903 shares of Common Stock, divided into two classes of which (a) 10,042,903 shares, par value of $0.01 per share (which includes 84,930 shares of Restricted Stock) are designated as Class A Common Stock of which 7,606,370 (which includes 84,930 shares of Restricted Stock) shares are issued and outstanding and (b) 300,000 shares, par value of $0.01 per share, are designated as Class B Common Stock of which 300,000 shares are issued and outstanding. Each issued and outstanding share of Common Stock is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive right. As of the date hereof, 299,478 shares of Common Stock are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Options and 538,850 shares of Common Stock are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Warrants. Except as set forth on Schedule 4.3, there are no (a) outstanding or authorized Rights with respect to the Company or (b) voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock. Schedule 4.3 sets forth (a) each holder of Options or Warrants with respect to the Company, (b) the exercise, conversion, purchase, strike or base price, as applicable, of each such Options or Warrants, (c) the date of grant of each such Options or Warrants, and (d) the date of expiration of each such Options or Warrants.
     4.4 Subsidiaries.
          (a) Schedule 4.4(a) sets forth a true, correct and complete list of the name, jurisdiction of organization and equity owner(s) of each Subsidiary of the Company. Each Subsidiary of the Company is a business entity of the type indicated on Schedule 4.4(a) duly organized, validly existing and in good standing under the laws of the jurisdiction set forth opposite the name of such Subsidiary on Schedule 4.4(a) and is duly licensed or qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect. Each Subsidiary of the Company has the requisite corporate, limited partnership or limited liability company (as applicable) power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted. Except as set forth on Schedule 4.4(a), the Company owns all of the outstanding equity interests of each of its Subsidiaries, and the Company and its Subsidiaries have no obligation or commitment to issue equity interests in any Subsidiary to any other Person. There are no (i) authorized or outstanding Rights relating to any of the Subsidiaries of the Company or (ii) voting trusts, proxies or other agreements or understandings to which any of the Subsidiaries of the Company is bound with respect to the voting, transfer or other disposition of its equity interest.
          (b) Except for the Subsidiaries of the Company set forth on Schedule 4.4(a), the Company has no Subsidiaries and does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities exercisable or exchangeable for, or convertible into capital stock of any other Person or (B) any participating interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other Person.
     4.5 No Conflict; Required Filings and Consents.
          (a) Neither the execution and delivery of this Agreement or the Company Documents by the Company or any of its Subsidiaries, nor the consummation by the Company or any of its Subsidiaries of the transactions contemplated hereby or thereby, nor compliance by the Company or any of its Subsidiaries with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the articles or certificate of incorporation, certificate of formation, bylaws or operating agreement (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) except as set forth on Schedule 4.5(a), constitute or result in a material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation, modification or acceleration with respect to, any Material Contract (or result in the creation or imposition of a Lien (other than a Permitted Lien) upon any material property or assets of the Company or any of its Subsidiaries), or (iii) conflict with or violate, in any material respect, any Order, Law or material Permit applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.
          (b) Other than as set forth on Schedule 4.5(b) or as may be required under the HSR Act, no consent or approval is required to be obtained by the Company or any of its Subsidiaries for the consummation by the Company or any of its Subsidiaries of the transactions contemplated by this Agreement or by the Company Documents.
     4.6 Accounts and Notes Receivable and Payable. All accounts and notes receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practices and none of the Company or any of its Subsidiaries has increased or extended the payment terms (i.e. days to pay) with respect to any such accounts and notes receivables relative to past practices. All accounts payable of the Company and its Subsidiaries reflected on the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business.

     4.7 Financial Statements.
          (a) True, correct and complete copies of the following financial statements have been delivered to Parent prior to the date hereof: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2007 and 2008, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows of the Company and its Subsidiaries for the years ended December 31, 2006, 2007 and 2008, together with the notes thereto (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet (the “Balance Sheet”) of the Company and its Subsidiaries as of September 30, 2009 (the “Balance Sheet Date”), and the related unaudited consolidated statements of operations, stockholders’ equity, and cash flows for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Company Financial Statements”).
          (b) The Company Financial Statements (i) have been prepared in accordance with the Accounting Principles and fairly present, in all material respects, the financial position, results of operations, stockholders’ equity, and cash flows of the Company, on a consolidated basis with its Subsidiaries, as of the dates and for the periods indicated, and (ii) were prepared in accordance with the books and records of the Company and its Subsidiaries; provided, however, that the Interim Financial Statements do not include year-end audit adjustments (which, to the Company’s Knowledge, are not expected to be material individually or in the aggregate).
     4.8 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any material liabilities or obligations of any nature, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether arising out of transactions entered into or any condition or state of facts existing on or prior to the date hereof, other than (a) liabilities and obligations set forth on the Balance Sheet, and (b) liabilities and obligations which have arisen after the Balance Sheet Date in the ordinary course of business consistent with past practice.
     4.9 Absence of Certain Changes. Since the Balance Sheet Date, each of the Company and its Subsidiaries has conducted its business and operations in the ordinary course and consistent with past practices and (a) there has not been any event, change, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect and (b) neither the Company nor any Subsidiary has taken any action that, if Section 6.2 had applied during the period beginning on the Balance Sheet Date and ending on the date of this Agreement, would have constituted a breach thereof.
     4.10 Real Property.
          (a) Schedule 4.10(a) sets forth (i) a complete list of all real property and interests in real property owned by the Company and its Subsidiaries (the “Owned Properties”), and (ii) a complete list of all real property and interests in real property leased by the Company or any of its Subsidiaries (the “Real Property Leases” and, together with the Owned Properties, the “Real Property”) as lessee, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Company and its Subsidiaries hold indefeasible fee title to all Owned Properties, free and clear of all Liens, except Permitted Liens. The Real Property constitutes all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and the Subsidiaries. To the Knowledge of the Company, none of the improvements located on Owned Property constitutes a material violation of applicable Laws. The Company has delivered to Parent true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto to the extent in its or its Subsidiaries’ possession or control. Except as set forth on Schedule 4.10, the Real Property is not subject to any leases, rights of first refusal, options to purchase or rights of occupancy.
          (b) The Company or a Subsidiary, as the case may be, has a valid, binding and enforceable leasehold interest (subject to the General Enforceability Exceptions) under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Liens. Each of the Real Property Leases is in full force and effect. Neither the Company nor any Subsidiary is in default in any material respect under any Real Property Lease. Since the Acquisition Date, neither the Company nor any Subsidiary has received or given any notice of any default under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in material default thereof and no party to any Real Property Lease has exercised any termination rights with respect thereto.
          (c) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated, condemnation or eminent domain proceedings that would render it economically unfeasible to use any Real Property as the Company or any Subsidiary currently use such Real Property, and since the Acquisition Date, neither the Company nor any Subsidiary has received any written notice of the intention of any Governmental Entity or other Person to take or use all or any part thereof.
     4.11 Tangible Personal Property. The Company or a Subsidiary, as the case may be, has good and valid title to, or good and valid leasehold interests in, all office equipment, furniture, vehicles, machinery and equipment, tools, and other tangible personal property (collectively, the “Tangible Personal Property”) owned or leased, as applicable, by the Company or its Subsidiaries, free and clear of any Liens of any kind or nature whatsoever, except for Permitted Liens. All items of Tangible Personal Property currently used by the Company or any Subsidiary as of the date hereof are in reasonably good operating condition and repair, ordinary wear and tear excepted and are physically located at or about the Company’s place of business or the place of business of the applicable Subsidiary. The Tangible Personal Property consists of all tangible personal property used in the operation of the business of the Company or its Subsidiaries as currently conducted. None of the Tangible Personal Property is subject to any Contract for its use by any Person other than the Company or its Subsidiaries. The maintenance and operation of the Tangible Personal Property complies in all material respects with all applicable Laws. No item of Tangible Personal Property owned or used by the Company or any of its Subsidiaries as of the date hereof is subject to any conditional sale agreement, installment sale agreement or title retention or security agreement or arrangement of any kind.
     4.12 Material Contracts. Set forth on Schedule 4.12 is a true, correct and complete list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date of this Agreement:

          (a) Contracts relating to Company Debt or to mortgaging, pledging or otherwise placing a Lien on any material portion of any assets or property of the Company or any Subsidiary, other than Permitted Liens, including letters of credit, guaranties, indentures, swaps and similar agreements;
          (b) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any Subsidiary of any operating business or material assets or the capital stock of any other Person;
          (c) Contracts relating to the ownership of or investments in or disposition of any business or enterprise, including Contracts for investments in joint ventures, strategic alliances, cooperatives, partnerships, licensing arrangements or sharing of profits or proprietary information and minority equity investments;
          (d) Contracts that require the acquisition of any material assets or properties (including equity interests) of any other Person in excess of $500,000 or any Contract relating to prior acquisitions to the extent the Company or any of its Subsidiaries still has any remaining right, obligation or liability thereunder, except for purchase orders entered into in the ordinary course of business;
          (e) Contracts that require the disposition of any material assets or properties (including equity interests) in excess of $500,000 or line of business of the Company or any of its Subsidiaries or any Contract relating to prior dispositions to the extent the Company or any of its Subsidiaries still has any remaining right, obligation or liability thereunder, except for purchase orders entered into in the ordinary course of business;
          (f) Contracts under which the Company or any of its Subsidiaries is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rent exceeds $500,000;
          (g) Contracts under which the Company or any of its Subsidiaries is lessor of, or permits any third party to hold or operate any property, real or personal, for which the annual rent exceeds $500,000;
          (h) Contracts or group of related Contracts with the same party for the purchase of products or services providing for payments by the Company or any of its Subsidiaries, individually or in the aggregate, in excess of $500,000 in any fiscal year that is not terminable without penalty upon less than thirty (30) days prior written notice by the Company or its Subsidiaries, as applicable;
          (i) Contracts or group of related Contracts with the same party providing for payments to the Company or any of its Subsidiaries, individually or in the aggregate, in excess of $500,000 in any fiscal year, except for purchase orders entered into in the ordinary course and leases or subleases of any Real Property;
          (j) royalty Contracts, Intellectual Property Licenses or any other Contracts relating to any Intellectual Property or Technology (excluding licenses pertaining to “off-the-

shelf” commercially available Software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $500,000).
          (k) Contracts or series of related Contracts involving annual expenditures or receipts by the Company or any Subsidiary of more than $500,000 or providing for performance, regardless of amounts, over a period in excess of three (3) months after the date of such Contract, arrangement or commitment other than Real Property Leases;
          (l) employment, severance or consulting Contracts, offers of employment or Contracts providing for change in control or other similar payments;
          (m) warranties, indemnities or guaranties issued by the Company or any Subsidiary (other than customary product warranties provided by the Company or any Subsidiary in the ordinary course of business);
          (n) Contracts containing (i) covenants restricting the right of the Company or any Subsidiary to engage in any business activity or to compete with any business anywhere in the world, (ii) covenants not to solicit or hire any person with respect to employment or (iii) covenants of any other Person (A) not to compete with the Company or any Subsidiary in any line of business or in any geographical area or (B) not to solicit or hire any person with respect to employment;
          (o) Contracts with a Governmental Entity or with a Person known by the Company to be under contract with a Governmental Entity with respect to the subject matter of the Contract with the Company or any Subsidiary, as applicable;
          (p) Contracts under which the Company or any Subsidiary has made advances or loans to any other Person;
          (q) Contracts between the Company or any of its Subsidiaries and any referring physician, medical group, or a physician-owned entity that would be reasonably likely to involve payment to or from the Company or any of its Subsidiaries in excess of $100,000 and Contracts between the Company’s or any of its Subsidiaries’ medical director or program director that would be reasonably likely to involve payment to or from the Company or any of its Subsidiaries in excess of $25,000;
          (r) any other material Contracts not made in the ordinary course of business and consistent with past practice that would be reasonably likely to involve payment to or from the Company or any of its Subsidiaries in excess of $500,000; or
          (s) outstanding offers or commitments to enter into any Contract of the nature described in subsections (a) through (r) of this Section 4.12.
     All such Contracts listed or required to be listed on Schedule 4.12 are referred to herein as “Material Contracts”. The Company has delivered to Parent prior to the date hereof, a true, correct and complete copy of all written Material Contracts (and a true, correct and complete description of all oral Material Contracts), together with all amendments, modifications and supplements thereto. Each of the Material Contracts is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiaries, as applicable, and is enforceable against the Company or its Subsidiaries, as applicable, and to the Company’s Knowledge, the other parties thereto, subject only to the General Enforceability Exceptions. Except as set forth on Schedule 4.12, neither the Company nor its Subsidiaries, as applicable, is in material breach or material default under any such Material Contract and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default by the Company or its Subsidiaries, as applicable, or, to the Company’s Knowledge, any other party thereto under such Material Contract.
     4.13 Compliance with Laws. Except as set forth on Schedule 4.13, the Company and its Subsidiaries are in compliance, and have complied since the Acquisition Date, in all material respects with all Laws applicable to their formation, business, properties and operations. The Company and its Subsidiaries have not received any written notice of any investigation or review by any Government Entity in respect of the Company or its Subsidiaries that is pending or threatened and, to the Knowledge of the Company, no such investigation or review is pending or threatened, nor has any Government Entity expressed an intention in a writing received by the Company or its Subsidiaries to conduct the same.
     4.14 Legal Proceedings. Except as set forth on Schedule 4.14, there are no Legal Proceedings pending or to the Knowledge of the Company threatened in a writing delivered to the Company or its Subsidiaries against the Company, its Subsidiaries or their properties, assets or business, or to the Company’s Knowledge relating to or involving any of the officers, directors or employees of the Company or any Subsidiary in connection with the business of the Company or any Subsidiary. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in a writing delivered to the Company or its Subsidiaries challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby or which could reasonably be expected to prevent or materially delay the consummation of the Merger or the transactions contemplated hereby. There is no material judgment, order, writ, injunction, decree or award (whether issued by a court, an arbitrator, a Governmental Entity or agency thereof or otherwise) to which the Company or any Subsidiary is a party, or involving the property, assets or business of the Company or any Subsidiary, which is unsatisfied or which requires continuing compliance therewith by the Company or a Subsidiary. To the Knowledge of the Company, there are no Legal Proceedings pending or threatened in a writing delivered to the Company or its Subsidiaries against any current or former officer, director or employee of the Company or any Subsidiary (in his or her capacity as such) which gives rise, or which would reasonably be expected to give rise, to a claim for contribution or indemnification against the Company or any Subsidiary. Neither the Company nor any Subsidiary is engaged in any legal action in which the Company or a Subsidiary is seeking equitable relief or to recover for damages sustained by it.
     4.15 Permits. The Company and each of its Subsidiaries have since the Acquisition Date and currently have in force, and are in compliance in all material respects with all of the conditions and requirements imposed by, all material Permits used in or required for the conduct of their business as presently conducted. Neither the Company nor any Subsidiary has received any written notice of, and the Company does not have Knowledge of, any written notice from any appropriate authority seeking to cancel, revoke or modify, or any inquiries, proceedings or investigations which would be reasonably likely to result in the cancellation, revocation or modification of, any material Permit.

     4.16 Labor Matters.
          (a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement, and neither the Company nor any Subsidiary has any duty to bargain with any union purporting to act as the exclusive bargaining representative of the employees of the Company or any Subsidiary. Within the preceding three (3) years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of the Company, threatened in a writing delivered to the Company to be brought or filed with the National Labor Relations Board. To the Knowledge of the Company, within the preceding three (3) years there have been no organizing activities involving the Company or any Subsidiary in respect of any group of employees of the Company or any Subsidiary.
          (b) There is no current picketing, and no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the Company’s Knowledge, threatened in a writing delivered to the Company against or involving the Company or any Subsidiary. There are no unfair labor practice charges, grievances or complaints pending or, to the Company’s Knowledge, threatened in a writing delivered to the Company by or on behalf of any employee or group of employees of the Company or any Subsidiary.
          (c) There are no complaints, charges or claims against the Company or any Subsidiary pending or, to the Company’s Knowledge, threatened in a writing delivered to the Company to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any Subsidiary.
          (d) The Company and each of its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to labor contracts, wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax.
          (e) There has been no “mass layoff”, “plant closing” or “retrenchment” as defined by the Worker Adjustment and Retraining Notification Act, as amended, or by the Laws of the applicable jurisdiction in which any Subsidiary has employees in respect of the Company or any Subsidiary within the six (6) months prior to the date hereof.
          (f) Since the Acquisition Date, each individual who is performing or has performed services for the Company or any Subsidiary has been treated by the Company or the applicable Subsidiary as an independent contractor is and has been properly classified as an independent contractor for federal income, employment tax and other purposes.
          (g) The Company and its Subsidiaries have made all necessary, statutory deductions from the remuneration of their employees as required by applicable Laws in the relevant jurisdictions, including those pertaining to income and professional taxes, and the amounts so deducted have been paid to the proper Governmental Entity in a timely manner.
     4.17 Employee Plans.
          (a) Schedule 4.17(a) sets forth a true, correct, and complete list of:
          (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pursuant to which the Company or any Subsidiary has any obligation or liability, contingent or otherwise;
          (ii) all employment, consulting, termination, profit sharing, severance, retention, change of control, individual compensation or indemnification agreements, and all bonus or other incentive compensation, deferred compensation or other compensation or benefit plan, salary continuation, disability, stock award, stock option, phantom stock or other equity (or equity-based), stock purchase, pension benefit, retirement benefit, health or welfare benefit, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union or vacation agreements, policies, plans, agreements, trusts, funds or arrangements of any kind; and
          (iii) all other employee benefit plans, fringe benefit programs, contracts, programs, funds or arrangements in respect of any current or former officer, director, employee, consultant or independent contractor of the Company or any Subsidiary or with respect to which the Company or any Subsidiary makes or is required to make payments, transfers or contributions or has any obligation or liability (contingent or otherwise) (all of the above being hereinafter referred to as the “Company Employee Plans”).
Except as separately identified on Schedule 4.17(a), the Company and any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code, have not sponsored, maintained, contributed to or have been obligated to contribute to, or have any liability (contingent or otherwise) with respect to any “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” subject to Sections 4063 or 4064 of ERISA.
          (b) In respect of each Company Employee Plan, a complete and correct copy of each of the following documents (if applicable) has been provided or made available to Parent: (i) the most recent plan and related trust documents and/or insurance contracts, and all amendments thereto; (ii) the most recent summary plan description (including the “employee handbook” in the applicable jurisdiction), and all related summaries of material modifications thereto; (iii) the most recent Forms 5500 (including, schedules and attachments) for the past three (3) years; (iv) the most recent IRS determination, opinion or notification letter; (v) each restricted stock purchase agreement, notice of grant of stock options, phantom stock agreement or warrant agreement pursuant to which the Company or any Subsidiary has issued any shares or rights to acquire shares of its capital stock or equity participation rights to its employees, directors, advisors, consultants, and independent contractors; (vi) each written employment and consulting agreement and each individual severance or other compensation agreement, and all amendments thereto; (vii) all material written communications to employees relating to the Company Employee Plans within the past eighteen (18) months; and (viii) written descriptions of all non-written agreements relating to Company Employee Plans.
          (c) The Company Employee Plans and their related trusts intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, have received an IRS determination opinion or notification letter. Nothing has occurred with respect to the operation of the Company Employee Plans which would cause (i) to the Company’s Knowledge, the loss of such qualification or exemption or (ii) the imposition of any material liability, penalty or tax under ERISA or the Code. There is no voluntary employee benefit association that provides benefits to current or former employees of the Company or any Subsidiary, or their beneficiaries.
          (d) The Company Employee Plans have been maintained and administered in all material respects in accordance with their terms and applicable Laws. There are no pending or, to the Knowledge of the Company, threatened claims, or proceedings against or relating to any Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator (other than routine benefit claims by persons entitled to benefits thereunder). Neither the Company nor any Subsidiary or Affiliate, nor any “party in interest” or “disqualified person” with respect to the Company Employee Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, and no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Employee Plan that could, in each case, reasonably be expected to result in any material liability to the Company.
          (e) Neither the Company nor any Subsidiary has any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or independent contractors of the Company or any Subsidiary except (i) as may be required under Part 6 of Title I of ERISA (or similar state Laws) at the sole expense (or, if applicable, at an adjusted expense reduced for subsidized coverage provided by the federal government under the American Recovery and Reinvestment Act of 2009) of the participant or the participant’s beneficiary or (ii) through the last day of the calendar month in which the participant terminates employment with the Company or any Subsidiary.
          (f) Neither the Company nor any Subsidiary has a contract, plan or commitment, whether legally binding or not, to create any additional Company Employee Plans or to modify any existing Company Employee Plan.
          (g) None of the assets of any Company Employee Plan that is intended to qualify under Section 401(a) of the Code is stock of the Company, a Subsidiary or any of their Affiliates, or property leased to or jointly owned by the Company, a Subsidiary or any of their Affiliates.

          (h) Except as expressly contemplated by Article I, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former, or retired), consultant or independent contractor of the Company or any Subsidiary, (ii) increase any benefits under any Company Employee Plan of the Company or any Subsidiary, or (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any such benefits.
     4.18 Environmental Matters.
          (a) The operations of the Company and its Subsidiaries have been conducted since the Acquisition Date, and continue to be, in material compliance with all Environmental Laws, which compliance includes obtaining and maintaining all Permits required under applicable Environmental Laws for the continued operation of its business;
          (b) Since the Acquisition Date, neither the Company nor any Subsidiary has received written notice or any written communication alleging, in respect of any such party, the violation of or liability under any Environmental Law and neither to the Company nor any Subsidiary is the subject of any pending or, to the Company’s Knowledge, threatened in a writing delivered to the Company or its Subsidiaries, claim, investigation or judicial, administrative or arbitral proceedings under any Environmental Law.
          (c) Since the Acquisition Date and except as set forth on Schedule 4.18, there has been no Release of Hazardous Materials on the Owned Properties, or to the Company’s Knowledge, on any real property currently leased by the Company or any of its Subsidiaries or formerly owned, leased or operated real property by the Company or its Subsidiaries that could reasonably be expected to require material Remedial Action or could reasonably be expected to result in the Company incurring material liability under Environmental Laws.
          (d) To the Company’s Knowledge, there are no current facts, circumstances or conditions arising out of or relating to the operations of the Company or any of the Subsidiaries, Real Property or formerly owned, leased or operated real property that would reasonably be expected to result in the Company or any Subsidiary, in each case, incurring material liability under Environmental Laws.
          (e) The Company and the Subsidiaries have made available for inspection by Parent true and correct copies of all material environmental, health or safety assessments, audits, studies, reports, analyses, results of investigations and all material correspondences related to any environmental liabilities that are in the Company’s or the Subsidiaries’ possession, custody or control with respect to the Company, its Subsidiaries or the Real Property or to any pending or any unresolved claim or liability.
     4.19 Tax Matters.
          (a) The Company and each of its Subsidiaries have duly and timely filed with the appropriate Governmental Entities all income Tax Returns and all other material Tax Returns required to be filed by them or with respect to the Company or such Subsidiary, as applicable, its assets or its operations, and all such Tax Returns are true, complete and correct in all respects. The Company and each of its Subsidiaries has fully and timely paid all Taxes due and payable or claimed or asserted by any Taxing Authority to be due and payable from or with respect to the Company or such Subsidiary, its assets or its operations. The unpaid Taxes of the Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet. All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by or on behalf of the Company and each Subsidiary. The Company has previously made available to Parent copies of (i) all income Tax Returns and other material Tax Returns filed by the Company or any Subsidiary relating to the taxable periods of the Company and its Subsidiaries for the last three (3) years, and (ii) all material audit reports issued within the last five (5) years (or otherwise in respect of any audit or investigation in progress) relating to Taxes due from or with respect to the Company or any Subsidiary.
          (b) As of the Balance Sheet Date, no material additional reserves were required for Taxes (whether current or deferred) under Financial Accounting Standards Board interpretation No. 48 (Accounting for Uncertainty in Income Taxes) beyond those reflected in the Balance Sheet.
          (c) No material deficiencies for any Taxes have been proposed, asserted, or assessed in writing against the Company or any Subsidiary that have not been fully paid or adequately provided for in the appropriate Company Financial Statements, no requests for extensions or waivers of the time to assess any Taxes have been granted or are pending, and except as set forth on Schedule 4.19(c), no power of attorney in respect of any Taxes has been executed or filed with any Taxing Authority. No material issues relating to Taxes have been raised by the relevant Taxing Authority in writing or have been otherwise raised to the Company’s Knowledge during any currently pending audit or examination.
          (d) No Liens for Taxes exist upon the assets or properties of the Company or any Subsidiary, except for Liens arising as a matter of law relating to current Taxes not yet due and payable.
          (e) Neither the Company nor any Subsidiary is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation, or similar agreement, arrangement, or practice in respect of Taxes (including any advance pricing agreement, closing agreement, or other agreement relating to Taxes with any Taxing Authority). Neither the Company nor any Subsidiary is now or has ever been a member of a consolidated, combined, affiliated, unitary or similar Tax group for federal, state, local or other Tax purposes other than such a group, the common parent of which is, or was, the Company. There are no outstanding deferred intercompany transactions for federal income tax purposes.
          (f) There is no Contract, plan or arrangement involving the Company or any Subsidiary currently in effect that could give rise to the payment of any amount (whether in cash or property or the vesting of property) that would not be deductible by Parent or Company by reason of Section 280G or Section 162(m) of the Code, or would be subject to an excise tax or withholding under Section 4999 of the Code.

          (g) The Company and each of its Subsidiaries have complied in all material respects with all Laws applicable to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all Taxes required to be so withheld and paid.
          (h) No federal, state, local, or foreign audits or other administrative proceedings or court proceedings are currently pending relating to any Taxes due from or with respect to the Company or any Subsidiary or Tax Returns of the Company or any Subsidiary, and neither the Company nor any Subsidiary has received any written notice of any proposed audit or proceeding. No issue has been raised in writing by a Taxing Authority in any prior examination of the Company or any Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. Except as set forth on Schedule 4.19(h), all income, franchise and similar Tax Returns filed in respect to Taxes for which the Company or any Subsidiary is liable have been examined by the relevant Taxing Authority, or the applicable statute of limitations on assessment with respect to such Tax Returns has expired.
          (i) Neither the Company nor any Subsidiary nor any other Person on its behalf has agreed to make any adjustments pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of Law or has any Knowledge that any Taxing Authority has proposed any such adjustment or change in accounting method, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any Subsidiary.
          (j) Neither the Company nor any Subsidiary has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of Law with respect to the Company or any Subsidiary; (ii) received or filed any requests for rulings or determinations in respect of any Taxes since its inception; or (iii) extended or requested an extension of the time within which to file any Tax Return, which Tax Return has since not been filed, or for the payment of Taxes, which Taxes have not since been paid.
          (k) Neither the Company nor any Subsidiary is currently, or has been during the applicable period specified in Code Section 897(c)(1)(A)(ii), a “United States real property holding company” within the meaning of Section 897(c) of the Code.
          (l) Schedule 4.19(l) lists (i) all types of income and other material Taxes paid and all types of Tax Returns filed by or on behalf of the Company and its Subsidiaries and (ii) all of the jurisdictions that impose such Taxes or with respect to which the Company or any Subsidiary has a duty to file such Tax Returns. Neither the Company nor any Subsidiary has received any written notice of any claim that has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns to the effect that the Company or a Subsidiary, as applicable, is or may be required to pay any Tax by that jurisdiction.
          (m) Neither the Company nor any Subsidiary is subject to any private letter rulings from the IRS or comparable rulings from other taxing authorities.

          (n) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
          (o) Except as set forth on Schedule 4.19(o), neither the Company nor any Subsidiary has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).
     4.20 Insurance. Schedule 4.20 sets forth a complete and correct list and brief summary description (including information on the premiums payable in connection therewith and the scope and amount of coverage provided thereunder) of all insurance policies carried by, or covering, the Company or any of its Subsidiaries with respect to its business or its officers and directors. Complete and correct copies of each such policy have been made available to Parent. All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due thereon have been paid or are being paid in a timely manner. There are no pending or, to the Knowledge of the Company, threatened in a writing delivered to the Company or its Subsidiaries claims or losses that have been filed, or that the Company or any Subsidiary proposes to file, under any of such insurance policies.
     4.21 No Brokers. Except as set forth on Schedule 4.21, no broker, finder or similar agent has been employed by or on behalf of the Company or any of its Subsidiaries, and no Person with which the Company or any of its Subsidiaries has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.
     4.22 Bank Accounts; Powers of Attorney. Schedule 4.22 sets forth a complete and correct list showing: (a) all banks in which the Company or any of its Subsidiaries maintains a bank account or safe deposit box, together with, as to each such bank account, the account holder, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, holder thereof, the number thereof and the names of all persons having access thereto; and (b) the names of all persons holding powers of attorney from the Company or any Subsidiary, true and correct copies of which have been delivered to Parent.
     4.23 Books and Records.
          (a) True and correct copies of the Company’s minute books and stock and warrant transfer books have been provided to Parent. The stock transfer books accurately reflect all transactions in shares of the Company’s capital stock.
          (b) True and correct copies of the minute books and equity transfer books of each Subsidiary have been provided to Parent. The equity transfer books of each Subsidiary accurately reflect all transactions in equity interests issued by such Subsidiary.

          (c) All books, records and accounts of the Company and its Subsidiaries are made and kept in reasonable detail and accurately and fairly reflect, in all material respects, the transactions and dispositions of its assets. The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances: (i) that transactions are executed in accordance with management’s general or specific authorization; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) that access to assets is permitted only in accordance with management’s general or specific authorization; (iv) that the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences; and (v) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
          (d) The Company’s and its Subsidiaries’ records, systems, controls, data and information are recorded, stored, maintained and operated under the exclusive ownership and direct control of such entities and their accountants.
     4.24 Intellectual Property.
          (a) Each of the Company and its Subsidiaries exclusively owns or possesses valid legal rights to use, sell, license and exploit all Company Intellectual Property and Company Technology as the same is used, sold, licensed and exploited in the respective businesses of the Company and its Subsidiaries as currently conducted; provided, however, that the representation and warranty in this sentence shall not be deemed or construed to be a representation with respect to infringement, misappropriation or violation of any Intellectual Property rights of any Person. Schedule 4.24(a)-1 provides a complete and accurate list of all Registered Intellectual Property owned, filed or applied for by the Company or any of its Subsidiaries. Except as set forth on Schedule 4.24(a)-2, all necessary fees and filings in connection with such Registered Intellectual Property have been timely paid to or timely filed with the relevant Governmental Entities and domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Registered Intellectual Property in full force and effect. There are no settlements, covenants not to sue, non-assertion assurances or releases to which the Company or any of its Subsidiaries is bound that limits or adversely affect the Company or any of its Subsidiaries’ rights to own, use, sell, license or exploit any of the Company Intellectual Property.
          (b) To the Knowledge of the Company, the Company Intellectual Property is valid and enforceable. To the Knowledge of the Company, the Company Intellectual Property and Company Technology owned by or licensed to the Company or any of its Subsidiaries constitutes all Intellectual Property and Technology necessary and sufficient for the Company and its Subsidiaries to conduct their respective businesses as currently conducted.
          (c) To the Knowledge of the Company, neither the conduct of the business of the Company or any of its Subsidiaries nor any of the Company Intellectual Property or Company Technology (or the use, practice or exploitation thereof) infringes, constitutes or results from a misappropriation of or violates any Intellectual Property rights of any Person. There are no claims pending or, to the Knowledge of the Company, threatened in a writing delivered to the Company or its Subsidiaries, and neither the Company nor any of its

Subsidiaries has received any other communications, (A) alleging that the conduct of the business of the Company or any of its Subsidiaries or any of the Company Intellectual Property or Company Technology infringes, constitutes or results from a misappropriation of or violates any Intellectual Property rights of any Person or (B) challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology.
          (d) To the Knowledge of the Company, none of the Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries is being infringed, misappropriated or violated by any Person. Since the Acquisition Date, neither the Company nor any of its Subsidiaries has made any written or, to the Knowledge of the Company, unwritten claims against any Person alleging that any Person is infringing, misappropriating or violating any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.
          (e) Since the Acquisition Date, the Company and each of its Subsidiaries have taken reasonable measures to protect the confidentiality and value of all Trade Secrets (including Software source code) included in the Company Intellectual Property or Company Technology and all other material confidential information of the Company or any of its Subsidiaries. No employee, consultant or independent contractor of the Company or any of its Subsidiaries owns any right, title or interest in or to any Intellectual Property, Technology, products or services created, conceived or developed within the scope of such employee’s, consultant’s or independent contractor’s employment or engagement by the Company or any of its Subsidiaries and/or created, conceived or developed using any equipment, supplies, facilities or Intellectual Property of the Company or any of its Subsidiaries.
          (f) Schedule 4.24(f) provides a complete and accurate list of all Software developed by or for the Company or any of its Subsidiaries (the “Company Software”). Except as otherwise set forth on Schedule 4.24(f), no Person has been licensed or, to the Knowledge of the Company, has been provided or permitted to access or use, any source code or related source code materials for any Company Software. Except as otherwise set forth on Schedule 4.24(f), no source code or related source code materials for any Company Software have been deposited in escrow or are subject to any obligation to be deposited or maintained in escrow. Except as otherwise set forth on Schedule 4.24(f), no open source Software, free Software, “shareware” or other Software distributed under any similar distribution models (“Open Source Software”) is incorporated or embedded in or distributed with, or was or is used in connection with the development, maintenance or operation of, any Company Software or any product or service of the Company or any of its Subsidiaries in a manner that subjects any source code for any Company Software, other than any third-party Open Source Software licensed to the Company or any of its Subsidiaries, to any requirement or obligation to be made available, disclosed, contributed, distributed or licensed to any Person (including the open source community).
          (g) The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of any right of the Company or any of its Subsidiaries to own, use, sell, license or exploit any material Company Intellectual Property or material Company Technology. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other Person, to any Person of any ownership interest, license, right or protection from any Legal Proceeding with respect to any material Company Intellectual Property or material Company Technology pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries is bound.
          (h) The Company and each of its Subsidiaries have established privacy compliance policies and are in compliance with, and have been in compliance with for the three (3) year period prior to the date hereof, in all material respects, with its respective privacy policies and any Laws relating to personal identifiable information.
          (i) To the Knowledge of the Company, the IT Systems are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operation of the businesses of the Company and its Subsidiaries as currently conducted. The Company and each of its Subsidiaries have taken reasonable security measures to protect the confidentiality, integrity and security of the IT Systems and any Software, data or information stored thereon. For the five (5) year period prior to the date hereof, (i) no error or fault has occurred in or to any IT Systems that has resulted in a material interruption to the operations of the Company or any of its Subsidiaries and (ii) there has been no unauthorized use of or access to the IT Systems (or any Software, data or information stored thereon).
     4.25 Government Contracts.
          (a) No Litigation/Investigations Relating to Licensing Matters. Except at set forth on Schedule 4.25, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in a writing delivered to the Company against the Company or any Subsidiary, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is involved in any investigation, by or with any Governmental Entity relating to any material Permit, Medicare or Medicaid provider agreement, or other approval by a Governmental Entity required, or alleged by such Governmental Entity to be required, under any Healthcare Laws for the operation of its business which, if determined or resolved adversely, would be reasonably expected to prevent it from doing business with any Governmental Entity or any Person regulated by a Governmental Entity or have a material adverse impact on the ability of the Company or any of its Subsidiaries to conduct business, other than any local licensing matter that is incidental in nature.
          (b) Accreditations. Schedule 4.25 sets forth a complete and accurate listing of all Joint Commission and other accreditations currently held by the hospitals operated by the Company and its Subsidiaries (collectively, the “Accreditations”). Except as set forth on Schedule 4.25 (i) the Accreditations have been duly obtained, are current, valid and in full force and effect and the Company and its Subsidiaries are in compliance in all material respects with all effective standards imposed by the Accreditations, and (ii) no pending statement of deficiencies, complaint, audit report or other notice of noncompliance with the effective standards of any Accreditation has been issued, received, proposed or, to the Knowledge of the Company threatened in a writing delivered to the Company, by any Accreditation organization which has not been corrected in a reasonable manner and for which a corrective action has not been approved by the applicable Accreditation organization.

          (c) Long Term Care Hospital Certification. Except as disclosed on Schedule 4.25, the Company and its Subsidiaries are in compliance in all material respects with the requirements to qualify each hospital operated by them as a long term acute care hospital under Healthcare Laws, including the requirements set forth at 42 CFR § 412.23(e) and the hospital-within-hospital requirements set forth at 42 CFR § 412.22, as applicable. To the extent the Company or its Subsidiaries have established a new long term acute care hospital or increased the number of beds at an existing long term acute care hospital since December 29, 2007, such establishments or increases were implemented consistently with an applicable exception to the moratorium on the development of new long term acute care hospital facilities established by Section 114 of the Medicare/Medicaid State Children’s Health Insurance Program Extension Act and regulations promulgated thereunder.
          (d) Cost Reports. Company and its Subsidiaries have timely filed or caused to be timely filed all cost reports required for the Company and its Subsidiaries by any Governmental Program (“Company Cost Reports”), and all Company Cost Reports were complete and accurate in all material respects when filed and were prepared and submitted in accordance with cost and accounting principles consistently applied and in compliance in all material respects with cost report filing requirements under Healthcare Laws. Except as disclosed on Schedule 4.25, Company Cost Reports do not claim, and the Company and its Subsidiaries have not received, payment or reimbursement in excess of the amount provided or allowed by Healthcare Laws, except where excess reimbursement was noted on the Company Cost Report and all amounts shown on Company Cost Reports as owed by the Company or its Subsidiaries have been paid timely. Schedule 4.25 lists Company Cost Reports duly filed by the Company and its Subsidiaries covering all open cost reporting periods prior to the Closing Date, identifies which of Company Cost Reports have been (i) audited but not fully settled, and (ii) neither audited nor settled, and describes any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes with respect to Company Cost Reports. Except as disclosed on Schedule 4.25, (A) there are no claims, actions or appeals pending before any Governmental Entity with respect to the Company Cost Reports, on or before the date of this Agreement, (B) the Company and its Subsidiaries have not received notice of any dispute and, the Company does not have Knowledge of the existence of any threatened dispute with any Governmental Entity regarding the Company Cost Reports. The Company’s Financial Statements reasonably reflect adequate reserves for all open and unsettled cost reporting periods in accordance with GAAP. Except as disclosed on Schedule 4.25, any home office cost reports filed by the Company are true and correct in all material respects and the costs contained in such cost reports are appropriately included therein and have been properly allocated among the Company and its Subsidiaries in accordance with Healthcare Laws.
          (e) Fraud and Abuse. The Company and its Subsidiaries and, to the Knowledge of Company, their respective officers, managers, directors and employees are not engaged in any activities that are prohibited under 42 U.S. Code Section 1320a-7a and 7b, or the regulations promulgated pursuant to such statutes or similar or related state or local statutes or regulations.
          (f) Compliance with Healthcare Laws. The Company and its Subsidiaries are conducting their business and operations in compliance in all material respects with, and neither the Company nor any of its Subsidiaries or, to the Knowledge of Company, any of their respective officers, managers, directors or employees is engaged in any activities that would constitute a material violation of any applicable Healthcare Laws or any material requirements of any agreements between the Company or any of its Subsidiaries and any third party payor. Without limiting the generality of the foregoing:
          (i) to the Knowledge of the Company, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information related to material noncompliance with, or otherwise involving, any Healthcare Laws pending against the Company or any of its Subsidiaries;
          (ii) to the extent required by any Healthcare Laws, any remuneration exchanged between the Company or any of its Subsidiaries and their respective customers, suppliers, contractors, referring physicians, referring physician groups, consultants or other entities with which they have a business relationship, in all material respects, is commercially reasonable, was negotiated at arms-length and represents the fair market value for rendered services;
          (iii) except as set forth on Schedule 4.25, neither the Company nor any of its Subsidiaries (A) is a party to a corporate integrity agreement, a Certificate of Compliance Agreement with the Office of Inspector General of the Department of Health and Human Services or similar government-mandated compliance program, or is subject to a “focused review” of claims by Governmental Programs, (B) has any continuing material reporting obligations pursuant to a settlement agreement, plan of correction, or other remedial measure entered into with any Governmental Entity, (C) has been served with or received any pending search warrants, subpoenas, or civil investigative demands from any Governmental Entity related to its material business operations, or (D) has, since the Acquisition Date, received any material compliance complaints through their compliance program reporting methods or otherwise from employees, independent contractors, vendors, physicians, or any other person regarding Healthcare Laws which have not been investigated and deemed unsubstantiated;
          (iv) neither the Company nor any of its Subsidiaries is relying on any exemption from or deferral of any Healthcare Law that would not be available after the Closing;
          (v) except as set forth on Schedule 4.25 neither the Company nor any of its Subsidiaries (A) has received any pending notice of denial of payment, recoupment or overpayment from any Governmental Programs, or any other third party payor, with respect to the services provided by the Company or its Subsidiaries other than notices of a non-material nature received in the ordinary course of business; or (B) has outstanding overpayments or refunds due to Governmental Programs or any other third party payor in excess of $10,000. The Company and its Subsidiaries have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due to Governmental Programs or any other third party payor other than any refund, overpayment, discount or adjustment that occurs in the ordinary course of business;

          (vi) the Company and/or its Subsidiaries are “providers” with valid and current provider agreements with the Governmental Programs. Schedule 4.25 contains a complete and accurate list of all Governmental Programs, including provider numbers, in which the Company and its Subsidiaries currently participate. Except as set forth on Schedule 4.25, there exists no basis for the assertion after the Closing Date of any Medicare Liabilities against the Company or any Subsidiary which could result in offsets against future reimbursement for services provided by the Company or Subsidiaries in excess of the applicable amounts included in the Company’s Financial Statements;
          (vii) neither the Company nor its Subsidiaries has (A) submitted to any Governmental Program or any other third party payor any false, fraudulent, abusive or improper claim for payment, (B) billed any Governmental Program or any other third party payor for any service not rendered or not rendered as claimed, or (C) received and retained any payment or reimbursement from any Governmental Program or any other third party payor in excess of the proper amount allowed by Healthcare Laws and applicable agreements with the Governmental Programs or the third party payors; and
          (viii) there are no pending or, to the Knowledge of the Company, threatened in a writing delivered to the Company, Legal Proceedings by the Governmental Programs or by any other third party payors involving the Company, its Subsidiaries or the hospitals operated by any of them.
          (g) HIPAA Compliance. The Company and its Subsidiaries are in compliance in all material respects and to the extent currently applicable, with the provisions of the Health Insurance Portability and Accountability Act of 1996, as amended by the American Recovery Act of 2009, and all enforceable regulations thereunder, including the Transaction Code Set Standards, the Privacy Rules and the Security Rules set forth at 45 C.F.R. Parts 160 and 164.
          (h) Prescription Drug Purchases. The purchase of prescription drugs and related items by the Company and its Subsidiaries is being conducted pursuant to the proper classification of the identity and status of the purchaser of such prescription drugs and/or related items and, in all material respects, in accordance with all applicable Healthcare Laws and Contracts.
          (i) Status of Persons. Since the Acquisition Date, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their current respective officers, managers, directors, agents, Medical Staff members, employees or independent contractors: (i) has been convicted of or charged with any violation of any Law related to any Governmental Programs (ii) has been convicted of, or to the Knowledge of Company, charged with, or received a notice of being investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; (iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Programs or, to the Company’s Knowledge, has been convicted of violating any Law or, to the Knowledge of

Company, engaged in any conduct that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility, (iv) had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder, or (v) has been designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury. Since the Acquisition Date, neither the Company nor any of its Subsidiaries has received any written notice indicating that they or any of their respective officers, managers, directors, agents, Medical Staff members, employees or independent contractors have been excluded or suspended from participation in Governmental Programs.
          (j) Manufacturer Discounts and Rebates. The Company and its Subsidiaries have properly documented, accounted for and disclosed to its customers all material manufacturer discounts, rebates, incentive payments, administrative fees and remuneration from pharmaceutical manufacturers and are in material compliance with Healthcare Laws (including the provisions of ERISA), and any material policies and contractual requirements of manufacturers and health plans regarding such manufacturer discounts, rebates, incentive payments, administrative fees and remuneration.
          (k) Medical Staffs/Other Personnel. Except as set forth on Schedule 4.25, at the hospitals operated by Company or its Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened appeals, challenges, disciplinary or corrective actions, or disputes involving applicants to the medical staffs or allied healthcare staffs of the hospitals operated by the Company and its Subsidiaries or any current members the medical staffs or allied healthcare staffs of such hospitals.
          (l) Healthcare Permits. Schedule 4.25 sets forth a complete and accurate listing of all material Permits, from a Governmental Entity required for the conduct of the businesses of Company and its Subsidiaries with respect to the provision of healthcare services (the “Healthcare Permits”). Except as set forth on Schedule 4.25, no pending statement of deficiencies, complaint, audit report or other notice of noncompliance with the requirements, standards or other conditions or any revocation, termination, suspension or limitation of any Healthcare Permit has been issued, received, proposed or, to the Knowledge of the Company threatened in a writing delivered to the Company, by any Governmental Entity with respect to Company or its Subsidiaries which have not been corrected in a reasonable manner and for which a corrective action has not been approved by the applicable Governmental Entity.
     4.26 Related Party Transactions. There are no Contracts (including outstanding Indebtedness) which are currently in effect between the Company or any Subsidiary and any of the following: (a) any stockholder of the Company, any Subsidiary or any Affiliate thereof; (b) any current director or officer of the Company or any Subsidiary; (c) Persons who, to the Knowledge of the Company are spouses, children, grandchildren, siblings, parents, grandparents of any director or officer of the Company or any Subsidiary or their spouses (collectively, “Near Relatives”); (d) any trust for the benefit of any director or officer of the Company or any Subsidiary or any of their respective Near Relatives; or (e) any corporation, partnership, joint venture or other entity which, to the Knowledge of the Company, is owned or controlled by any director or executive officer of the Company or any Subsidiary or any of their respective Near Relatives (each, a “Related Party”). Except as set forth on Schedule 4.26, no Related

Party owes any amount in excess of $15,000 to the Company or any Subsidiary nor does the Company or any Subsidiary owe any amount in excess of $15,000 to, nor is the Company or any Subsidiary committed to make any loan or extend or guarantee credit to in excess of $15,000 or for the benefit of, any Related Party.
     4.27 Disclaimer of Other Representations and Warranties; Knowledge.
          (a) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OR ITS REPRESENTATIVES, DIRECTORS, OFFICERS OR STOCKHOLDERS, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR REPRESENTATIVES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE BACKSTOP SECURITIES AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT AND EACH LETTER OF TRANSMITTAL, OPTION SURRENDER AGREEMENT AND WARRANT SURRENDER AGREEMENT AND ANY OTHER DOCUMENT OR AGREEMENT EXPRESSLY CONTEMPLATED HEREBY.
          (b) Without limiting the generality of the foregoing, neither the Company, nor any representative of the Company, nor any of its employees, officers, directors or stockholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to Parent or Merger Sub, including due diligence materials, or in any presentation of the business of the Company and its Subsidiaries by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Company and its representatives are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, REHABCARE EAST,
HOLDINGS AND MERGER SUB
     Parent, RehabCare East, Holdings and Merger Sub represent and warrant to the Securityholders as follows:
     5.1 Organization and Standing. Each of Parent, RehabCare East, Holdings and Merger Sub is an entity duly organized or formed, validly existing and in good standing under the laws of the state of Delaware. Each of Parent, RehabCare East, Holdings and Merger Sub is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Parent or Merger Sub, as the case may be. Each of Parent, RehabCare East, Holdings and Merger Sub has all requisite power and authority to own, lease and use its properties and assets and to carry on its business as currently conducted in all material respects.
     5.2 Authority, Validity and Effect. The execution, delivery and performance by each of Parent, RehabCare East, Holdings and Merger Sub of this Agreement and each other agreement or document contemplated to be executed and delivered by it in connection with the transactions contemplated hereby (the “Parent Documents”) and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Parent, RehabCare East, Holdings and Merger Sub in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of Parent, RehabCare East and Merger Sub and the certificate of formation and operating agreement of Holdings, as the case may be, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement or the Parent Documents. This Agreement and each of the Parent Documents have been duly executed and delivered by Parent, RehabCare East, Holdings and Merger Sub, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute a legal, valid and binding obligation of Parent, RehabCare East, Holdings and Merger Sub, as applicable, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions.
     5.3 No Conflict; Required Filings and Consents.
          (a) Neither the execution and delivery of this Agreement or the Parent Documents by Parent, RehabCare East, Holdings and/or Merger Sub, nor the consummation by Parent, RehabCare East, Holdings and/or Merger Sub of the transactions contemplated hereby or thereby, nor compliance by Parent, RehabCare East, Holdings and/or Merger Sub with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Parent, RehabCare East, or Merger Sub or the certificate of formation or operating agreement of Holdings, (ii) constitute or result in a material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation, modification or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of Parent, RehabCare East, Holdings or Merger Sub pursuant to, any material Contract to which it is a party or by which it or any of its properties or assets may be subject or (iii) conflict with or violate, in any material respect, any Order or Law applicable to Parent, RehabCare East, Holdings or Merger Sub or any of their respective properties or assets.
          (b) Other than as set forth on Schedule 5.3(b), or as may be required under the HSR Act, no consent or approval is required to be obtained by Parent, RehabCare East, Holdings or Merger Sub for the consummation by Parent, RehabCare East, Holdings and Merger Sub of the transactions contemplated by this Agreement or by the Parent Documents.

     5.4 Required Financing. Parent has furnished to the Company true and complete copies of an executed commitment letter from Bank of America, N.A., Royal Bank of Canada and BNP Paribas to provide Merger Sub with $625,000,000 in senior debt financing (the “Debt Commitment Letter”). Parent, RehabCare East, Holdings and Merger Sub will have, upon receipt of the funds in accordance with (i) the Debt Commitment Letter (the “Debt Financing”) and (ii) the closing of the Offering as contemplated by Section 6.5, sufficient available funds on hand to consummate the Merger, including to (i) pay the Aggregate Merger Consideration pursuant to Section 2.1, (ii) pay the Company Debt, (iii) make the other payments required for Closing pursuant to Section 3.3 and (iv) pay any fees and expenses in connection with the Merger or the financing thereof. The Debt Commitment Letter, in the form so delivered, is valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, RehabCare East, Holdings or Merger Sub under any term of condition of the Debt Commitment Letter. There are no conditions precedent or other contingencies relating to the funding of the full amount of the Debt Financing, other than as specifically set forth the in the Debt Commitment Letter. As of the date of this Agreement, neither Parent, RehabCare East, Holdings nor Merger Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis. Parent, RehabCare East, Holdings and Merger Sub have paid any and all commitment fees and other fees as and when required to be paid by the Debt Commitment Letter.
     5.5 No Brokers. Except as set forth on Schedule 5.5, no broker, finder or similar agent has been employed by or on behalf of Parent or Merger Sub, and no Person with which Parent, RehabCare East, Holdings or Merger Sub has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.
     5.6 Litigation. Except as set forth on Schedule 5.6, there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the actual knowledge of the senior management of Parent, threatened, against Parent, RehabCare East, Holdings or Merger Sub and neither Parent, RehabCare East, Holdings nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Merger, or (b) otherwise prevent or materially delay performance by Parent, RehabCare East, Holdings or Merger Sub of any of their material obligations under this Agreement.
     5.7 Formation and Ownership of Merger Sub; No Prior Activities.
          (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Holdings free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Holding’s voting rights, charges and other encumbrances of any nature whatsoever. All of the issued and outstanding equity in Holdings is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by RehabCare East free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on RehabCare East’s voting rights, charges and other encumbrances of any nature whatsoever. All of the issued and outstanding capital stock of RehabCare East is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (b) Except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     5.8 Inspection; No Other Representations. Each of Parent, RehabCare East, Holdings and Merger Sub is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company and its Subsidiaries as contemplated hereunder. Each of Parent, RehabCare East, Holdings and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Parent, RehabCare East, Holdings and Merger Sub have received all materials relating to the business of the Company and its Subsidiaries that they have requested and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company hereunder or to otherwise evaluate the merits of the transactions contemplated hereby. Each of Parent, RehabCare East, Holdings and Merger Sub acknowledges that the Company has given them complete and open access to the key employees, documents and facilities of the Company and its Subsidiaries. The Company and its representatives have answered to Parent’s, RehabCare East’s, Holdings’ and Merger Sub’s satisfaction all inquiries that Parent, RehabCare East, Holdings, Merger Sub or their representatives have made concerning the business of the Company and its Subsidiaries or otherwise relating to the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Parent, RehabCare East, Holdings and Merger Sub acknowledges that (a) the Company does not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent, RehabCare East, Holdings or Merger Sub of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Parent, RehabCare East, Holdings or Merger Sub or their counsel, accountants or advisors with respect to the Company its Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement, and (b) neither Parent, RehabCare East, Holdings nor Merger Sub has relied or will rely upon any of the information described in subclauses (i) and (ii) of clause (a) above or any other information, representation or warranty except those representations or warranties set forth in Article IV hereof, the Backstop Securities Agreement, the Registration Rights Agreement, and each Letter of Transmittal, Option Surrender Agreement and Warrant Surrender Agreement and any other document or agreement expressly contemplated hereby in negotiating, discussing, executing, delivering and performing this Agreement and the transactions contemplated hereby.
     5.9 SEC Reports; Disclosure Materials. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, except where the failure to file on a timely basis would not have or reasonably be expected to result in a material adverse effect on Parent’s ability to consummate the Offering (including any failure of Form S-3 to be available for use by Parent in connection with the Offering). Parent satisfies the registrant and transaction requirements for primary offerings set forth in Sections I.A and I.B.1 of Instruction 1 to the General Instructions for use of Form S-3.
ARTICLE VI
COVENANTS
     6.1 Access to Information. The Company shall, and shall cause each Subsidiary to, afford to Parent and its employees, accountants, counsel, financial advisors and other representatives full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s and each Subsidiary’s properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company’s accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts, records and correspondence of the Company and its Subsidiaries and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company and its Subsidiaries as Parent shall reasonably request. The Company shall furnish to Parent (i) within five (5) Business Days after the delivery thereof to the Company Board, such monthly financial statements and data as are regularly prepared for distribution to the Company Board and (ii) at the earliest time they are available, such quarterly and annual financial statements as are regularly prepared for the Company Board.
     6.2 Conduct of Business Pending the Closing.
          (a) Except as otherwise expressly provided in this Agreement (including in subparagraph (c) below) or with the prior written consent of Parent, between the date hereof and the Closing, the Company shall, and the Company shall cause its Subsidiaries to:
          (i) conduct the respective businesses of the Company and its Subsidiaries only in the ordinary course of business;

          (ii) use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and its Subsidiaries and (B) preserve the present relationships with Persons having business dealings with the Company and its Subsidiaries (including customers and suppliers);
          (iii) maintain (A) all of the assets and properties of, or used by, the Company and its Subsidiaries in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company and its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;
          (iv) (A) maintain the books, accounts and records of the Company and its Subsidiaries in the ordinary course of business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures, without discounting or accelerating payment of accounts receivable or delaying the timely payment of accounts payable, and (C) comply in all material respects with all contractual and other obligations of the Company and its Subsidiaries; and
          (v) comply in all material respects with all applicable Laws.
          (b) Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Parent, the Company shall not, and the Company shall cause its Subsidiaries not to:
          (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, phantom stock units, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Common Stock upon the exercise of the Warrants or upon the exercise of Options granted under the Company Option Plan that are outstanding on the date of this Agreement and in accordance with the terms thereof;
          (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, phantom stock, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests, except for repurchases from employees in connection with their termination of employment which repurchases are conducted pursuant to the terms and conditions of the agreements pursuant to which such terminated employees acquired their shares of capital stock;

          (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends or distributions only consisting of cash by any direct or indirect Subsidiary of the Company to its minority partners in the ordinary course of business consistent with past practice, which shall be expressly permitted by this Section 6.2);
          (iv) split, combine, subdivide or reclassify any shares of its capital stock;
          (v) amend (including by reducing an exercise price or grant price or extending a term) or waive any of its rights under, any provision of the Company Option Plan or any agreement evidencing any outstanding stock option, phantom stock or other right to acquire capital stock or any restricted stock purchase agreement or any similar or related contract, except as contemplated hereby;
          (vi) other than draw downs under the Credit Agreement, incur or assume any Indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;
          (vii) except with respect to the Facilities Renovations, the Lima Renovation and the Our Lady of Peace Renovation, acquire any assets or make any capital expenditure or expenditures that (A) involve the purchase of real property or (B) are in excess of $1,000,000 in the aggregate;
          (viii) except with respect to the Facilities Renovations, the Lima Renovation and the Our Lady of Peace Renovation, directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person;
          (ix) except in connection with the Facilities Renovations, the Lima Renovation and the Our Lady of Peace Renovation, make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business;
          (x) (A) enter into, terminate or amend, or waive any material rights under, any Material Contract (except to the extent required to comply with this Agreement), (B) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or engaging in business in any geographic area, or (C) release any Person from, or modify or waive (in writing) any provision of, any confidentiality, standstill or similar agreement;
          (xi) except as required by any applicable Law, existing Company Employee Plan or Contract or as consented to by Parent (A) increase the salary or other compensation of any director, officer, or employee of the Company whose annual cash compensation exceeds $100,000; provided, however, that increases of salary and compensation to those other than executives, directors and employees whose annual cash compensation exceeds $100,000 may be made in the ordinary course of business consistent with past practices and not exceeding 5% (in the aggregate) of the person’s cash compensation immediately prior to such change, (B) hire, fire, reassign, promote or demote any officer of the Company (except in the ordinary course of business and consistent with past practices), (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or individual consultant of the Company, (D) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise materially modify or materially amend or terminate any such plan or arrangement, or (E) enter into any employment, deferred compensation, severance, special pay, individual consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company (or materially amend any such agreement to which the Company is a party), other than, after consultation with Parent, any employment agreement or arrangement entered into with any officer of the Company who is hired after the date hereof to replace an employee who terminates his or her employment or whose employment is terminated by the Company in the ordinary course of business consistent with past practice;
          (xii) take any action to increase or accelerate the vesting or payment (or fund or in any other way secure the payment) of the compensation or benefits of any of its current or former directors, officers, employees, consultants or independent contractors except (A) as required by an existing Company Employee Plan or existing Contract as of the date of this Agreement, (B) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice, (C) the acceleration of Option vesting or Restricted Stock vesting as contemplated hereby, or (D) as otherwise approved by the Company’s stockholders in accordance with Section 6.13 of this Agreement;
          (xiii) enter into, establish, amend in any material respect, terminate, or create any new collective bargaining agreement or Company Employee Plan with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than as required pursuant to applicable Law;
          (xiv) grant any severance or termination pay to any current or former director, officer, employee, consultant or independent contractor, except as required by an existing Company Employee Plan or existing Contract;
          (xv) make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, extend any statute of limitations with respect to Taxes, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

          (xvi) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;
          (xvii) amend the Company’s certificate of incorporation or bylaws or the certificates of incorporation or bylaws (or comparable organizational documents, or constituent documents, as applicable) of each of its Subsidiaries;
          (xviii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;
          (xix) except as permitted by subparagraph (c) below, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the Balance Sheet (or the notes thereto) of the Company or incurred since the date of such balance sheet in the ordinary course of business consistent with past practice;
          (xx) except as set forth on Schedule 6.2(b)(xx), settle or compromise any material litigation, proceeding or investigation; or
          (xxi) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.
          (c) Nothing contained in this Section 6.2 shall prohibit the Company from:
          (i) making payment(s) on the existing Company Debt, whether or not in the ordinary course or consistent with past practices, the date hereof and the Closing;
          (ii) taking or omitting to take any action with respect to the acquisition of and development of the Facilities Renovations, the Lima Renovation and the Our Lady of Peace Renovation;
          (iii) settling the IRS’ audit of the Company’s 2006 federal tax return to the extent any such settlement would not cause the payment of additional Taxes in any Post-Closing Tax Period;
          (iv) settling the Detroit OIG Investigation and any dispute regarding the amounts held in escrow by the Company with respect to its acquisition of SCCI Health Services Corporation and its subsidiaries, so long as such settlement does not exceed such amounts held in escrow in connection with the Company’s acquisition of SCCI Health Services Corporation; or
          (v) terminating this Agreement pursuant to Article IX hereof.

     6.3 Consents and Regulatory Approvals.
          (a) The Company and its Subsidiaries, on the one hand, shall use, and Parent, on the other hand, shall use, all commercially reasonable efforts to obtain and to cooperate in obtaining the consents set forth on Schedule 7.1(e), and shall otherwise cooperate in good faith with each other in obtaining any other approval, waiver, authorization or order of, and in making any registration or filing with, any Governmental Entity or other Person required in connection with the execution, delivery or performance of this Agreement by such party; provided, however, that neither the Company nor any Subsidiary shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals (other than nominal processing or required governmental filing fees). Executed counterparts of such consents, approvals, waivers and authorizations shall be delivered to Parent promptly after receipt thereof.
          (b) Each of Parent, Merger Sub and the Company shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within five (5) Business Days after the date of this Agreement in the case of all filings required under the HSR Act (including any filing required in connection with the potential issuance of the Backstop Securities); (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Entity in respect of such filings or such transactions; and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 6.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of such materials.

          (c) Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other United States federal or state or foreign Laws, decrees or administrative or judicial doctrines that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Parent, Merger Sub and the Company shall cooperate and use its reasonable best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless by mutual agreement, Parent, Merger Sub and the Company decide that litigation is not in their respective best interests. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of Parent, Merger Sub and the Company agree to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible. Parent shall pay all fees associated with the filings made by Parent, Merger Sub and the Company in accordance with this Section 6.3.
          (d) Notwithstanding anything to the contrary in this Agreement, neither Parent nor Merger Sub shall be required, in connection with the matters covered by this Section 6.3, (i) to pay any amounts (other than the payment of nominal processing or required governmental filing fees), (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any of their or (after the Closing) the Company’s or any of its Subsidiaries’ respective businesses, product lines or assets, (iv) to agree to any limitation on the operation or conduct of their or (after the Closing) the Company’s or any of its Subsidiaries’ respective businesses or (v) to waive any of the conditions set forth in Section 7.1 of this Agreement.
     6.4 Acquisition Proposals.
          (a) Neither the Company, any of its Subsidiaries nor any of their respective directors, officers, employees, representatives or agents (collectively, the “Representatives”) shall, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any of its Subsidiaries or any capital stock or other ownership interests of the Company (other than any exercise, exchange or conversion of Rights outstanding on the date hereof) or any of its

Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Business in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
          (b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company or any of its Subsidiaries or any of their respective Representatives thereof of any proposal or offer from any Person other than Parent to effect an Acquisition Transaction or any request for non-public information relating to the business of the Company and its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person other than Parent. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company or any of its Subsidiaries.
          (c) The Company and its Subsidiaries shall and shall cause their Representatives to immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any Acquisition Transaction. The Company and its Subsidiaries agree not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of its Subsidiaries is a party.
     6.5 Parent Financing.
          (a) Parent shall, between the date hereof and the Closing, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Debt Commitment Letter, and to satisfy the conditions to obtaining the Debt Financing set forth therein that are within Parent’s control, (ii) arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, (iii) enter into a definitive agreement with respect thereto on the terms and conditions no less favorable in the aggregate to Parent or the Surviving Corporation than those contained in the Debt Commitment Letter, which agreement shall be in effect at or prior to the Closing, (iv) satisfy on a timely basis all conditions applicable to Parent or Merger Sub in such definitive agreement that are within their control, and (v) consummate the closing of the Debt Financing. Parent shall not, and shall not permit Merger Sub to, agree or to permit any amendment, supplement or other modification of, or waive any of its rights under, the Debt Commitment Letter that would prevent or materially delay the closing of the Debt Financing without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed). Upon any such amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 6.5(a), Parent shall promptly provide a copy thereof to the Company and the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as so amended, supplemented or modified. Parent shall provide to the Company true, correct and complete copies of all documents relating to the Debt Financing and shall keep the Company reasonably informed of the status of the financing process relating thereto. If, notwithstanding the use of reasonable best efforts by Parent, any portion of the Debt Financing expires, is terminated or otherwise becomes unavailable prior to the Effective Time, in whole or in part, for any reason, Parent shall (x) immediately notify the Company of such expiration, termination or other unavailability and the reasons therefor and (y) use its reasonable best efforts promptly to arrange for alternative financing to replace the Debt Financing contemplated by such expired, terminated or otherwise unavailable commitments or agreements in an amount at least equal to the amount contemplated by the Debt Commitment Letter, including entering into definitive agreements with respect thereto. Any such alternative financing shall be subject to the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). Parent shall keep the Company reasonably informed of the status of, and any material developments relating to, Parent’s efforts to arrange the Debt Financing (or any replacement thereof). All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to this Section 6.5 shall be kept confidential in accordance with the Confidentiality Agreement.
          (b) The Company shall provide such assistance and cooperation as Parent may reasonably request in connection with Parent’s efforts to obtain the Debt Financing and to consummate the Offering (provided that such requested assistance and cooperation does not unreasonably interfere with the ongoing business and operations of the Company and its Subsidiaries), including (a) participating in customary meetings, presentations, due diligence and drafting sessions and communications with rating agencies, (b) cooperating with Parent’s prospective lenders, underwriters, placement agents or initial purchasers and their respective advisors in performing their due diligence, (c) assisting with Parent’s preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary or customary in connection with an equity or debt financing of the type contemplated by the Debt Financing and/or the Offering, (d) assisting Parent in the preparation or inclusion of all financial statements and financial and other information that would be required in a registration statement on Form S-3 under the rules and regulations under the Securities Act in connection with the Offering (the “Registration Statement”), including financial statements for the fiscal years ending on December 31, 2006, 2007 and 2008 (and any more recent completed annual period) and any interim period financial statements of the Company that would be required by the United States Securities Exchange Commission (“SEC”), and any pro forma financial statements that would be required by the SEC in the registration statement on Form S-3, (e) assisting Parent in procuring accountants’ comfort letters and consents and other customary documentation required by the Debt Commitment Letter or the Registration Statement, (f) seeking to cause the Company’s independent auditors to provide customary comfort letters to any underwriters or initial purchasers consistent with SAS 72 (as amended) including standard negative assurance on any interim period and pro forma financial statements, (g) providing monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements in the ordinary course of business, (h) reasonably facilitating, to the extent reasonably requested by Parent, the pledging of collateral (including cooperation in connection with the pay-off of Company Debt (other than Assumed Company Debt) and the release of related Liens (other than Permitted Liens)), and (i) taking all actions to the extent reasonably requested by Parent necessary to, subject to the execution of a non-disclosure agreement in a form reasonably acceptable to the Company, permit the prospective lenders involved in the Debt Financing to evaluate the Company’s and its the Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements.

          (c) Parent shall prepare and file or cause to be prepared and filed with the SEC a prospectus supplement (the “Prospectus Supplement”) to its currently effective Registration Statements for the purpose of conducting the offering described on Schedule 6.5(c) (the “Offering”). The Company hereby represents, warrants and agrees that all such written information provided by the Company or on its behalf for inclusion in the Prospectus Supplement shall be true, complete and correct in all material respects. The Company further agrees that if it shall become aware of any information that would cause any of the statements in the Prospectus Supplement based on such written information provided by or on behalf of the Company to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make such statements therein not false or misleading, it shall promptly inform Parent in writing, and Parent shall use its reasonable best efforts to promptly amend or supplement the Prospectus Supplement. Parent hereby represents that all of the information (other than the written information provided by the Company described above) included or incorporated by reference in (i) the Registration Statements does not and (ii) the Prospectus Supplement shall not at the time the Prospectus Supplement filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Parent further represents that the information (other than the written information provided by the Company described above) included or incorporated by reference in any prospectus relating to the Registration Statements, as then amended or supplemented, shall not, as of the date such prospectus, as then amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If Parent becomes aware of any information that would cause any of the statements in the Registration Statements or any prospectus related thereto (other than the written information provided by the Company described above which appears in the Registration Statements or any prospectus related thereto), as then amended or supplemented, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make such statements not false or misleading, Parent shall use its reasonable best efforts to promptly amend or supplement the Registration Statements or such prospectus.
          (d) Parent shall pay all expenses incurred by it in complying with its obligations under this Section 6.5, including registration and filing fees, listing fees, printing expenses, messenger and delivery expenses, fees and expenses of Parent’s counsel, fees and expenses of Parent’s accountants, and Parent’s internal expenses. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs actually incurred by the Company (other than legal fees and expenses) in connection with the assistance and cooperation by the Company required by this Section 6.5 as the same are incurred and such costs shall not be included in the calculation of Net Working Capital or included in the calculation of Selling Expenses. Parent shall indemnify and hold harmless the Company, the Securityholders and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any claim brought by any third party against any of them in connection with the Debt Financing and Offering (collectively, the “Financing”) and any information utilized in connection therewith (other than information relating to the Company or its Subsidiaries provided by the Company or its Representatives in writing and intended for use in connection with the Financing). Without limiting the generality of the foregoing, Parent agrees to indemnify and hold harmless the Company, the Securityholders and their respective Representatives against any losses, claims, damages, expenses or liabilities to which any such indemnified party may become subject by reason of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus Supplement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished in writing to Parent by or on behalf of the Company for use in the Prospectus Supplement.
          (e) If the indemnification provided for in Section 6.5(d) is unavailable to an indemnified party with respect to any losses, claims, damages, expenses or liabilities referred to therein or is insufficient to hold the indemnified party harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Parent and the Company agree that it would not be just and equitable if contribution pursuant to this Section 6.5(e) were determined by any method of allocation that fails to take account of the equitable considerations referred to above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     6.6 Further Assurances.
          (a) Subject to Section 6.3(d), each of the Company, Parent and Merger Sub shall use its reasonable best efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
          (b) The Company and Parent agree that in connection with any litigation which may be brought against the Company, Parent or their respective directors relating to the transactions contemplated hereby, each party will keep the other party, and any counsel which the other party may retain at its own expense, informed of the course of such litigation, to the extent the other party is not otherwise a party thereto. The Company and Parent each agree that they will consult with the other party prior to entering into any settlement or compromise of any such litigation, and that no such settlement or compromise will be entered into without the other party’s prior written consent, which consent shall not be unreasonably withheld.
     6.7 Employee Matters. Effective immediately prior to the Closing, the Company shall terminate the employment of those employees listed on Schedule 6.7 (the “Terminated Employees”).
     6.8 Public and Internal Announcements. None of the Company, any of its Subsidiaries, the Securityholder Representative, Parent or Merger Sub shall (a) issue any press release in respect of the transactions contemplated by this Agreement without Parent’s or the Securityholder Representative’s (as applicable) prior written consent, except as may be required by applicable Law, or (b) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) related to the Merger, this Agreement or the transactions contemplated hereby without providing the other party with reasonable advance notice and opportunity to review and comment on such communication. Nothing in this Section 6.8 shall prohibit any Securityholder who is an investment fund from disclosing the terms of the Merger and this Agreement to any current or potential investor in such Securityholder’s fund(s), in the ordinary course of such Securityholder’s business.
     6.9 Termination or Amendment of Certain Contracts. On or prior to the Closing Date, the Company and its Subsidiaries shall terminate or amend all Contracts described in the termination agreement in the form previously provided by the Securityholder Representative to Parent (the “Termination Agreement”); provided, however, that this obligation shall not require the termination or amendment of any director, officer or stockholder indemnification agreements as they exist as of the date hereof (except as otherwise set forth in the Termination Agreement) and such agreements shall remain in full force and effect in accordance with their terms.
     6.10 Resignation of Officers and Directors. Parent shall provide to the Company no later than ten (10) days prior to Closing a list of officers and directors of the Company’s Subsidiaries whose resignation is required at Closing. The Company shall cause each of the officers and directors of the Company’s Subsidiaries to submit a letter of resignation in substantially either of the forms contained in Exhibit G attached hereto effective as of the Effective Time.
     6.11 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (b) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (d) any facts or circumstances that would reasonably be expected to result in a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.
     6.12 Confidentiality. Parent will hold, and will cause its representatives to hold, in confidence all confidential information concerning the Company and its Subsidiaries pursuant to Section 6.1 in accordance with the terms of that certain Confidentiality Agreement between Parent and the Company, dated as of February 5, 2008, as amended (the “Confidentiality Agreement”).
     6.13 Section 280G Approval. To the extent that the Company determines that any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code, hereinafter “Section 280G”)) would have a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G), then, as soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, the Company shall (i) solicit waivers from each such Person as to which such Person shall agree to waive his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (ii) solicit the approval of the stockholders of the Company to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits. Prior to soliciting such waivers and approvals, the Company shall provide drafts of such waiver and such stockholder approval materials to Parent for Parent’s review. To the extent any of the Waived 280G Benefits are not so approved by the stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing Date, Company shall deliver to Parent evidence that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section 6.13 and that either (A) the requisite number of stockholder votes were obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (B) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.
     6.14 Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Securityholder Representative may retain existing counsel to the Company (“Counsel”) to act as its counsel in connection with the transactions contemplated hereby. Parent and Merger Sub hereby agree that, in the event that a dispute arises after the Closing between Parent and Merger Sub and the Securityholder Representative, Counsel may represent the Securityholder Representative in such dispute even though the interests of the Securityholder Representative may be directly adverse to Parent, Merger Sub, the Company or its Subsidiaries, and even though Counsel may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, Merger Sub, the Company or its Subsidiaries. Parent and Merger Sub further agree that, as to all communications among Counsel, the Company, its Subsidiaries and the Securityholder Representative that relate in any way to the transactions contemplated by this Agreement, the attorney or solicitor-client privilege and the expectation of client confidence belongs to the Securityholder Representative and may be controlled by the Securityholder Representative and shall not pass to or be claimed by Parent, Merger Sub, the Company or its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub, the Company or its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and its Subsidiaries may assert the attorney or solicitor-client privilege to prevent disclosure of confidential communications by Counsel to such third party; provided, however, that neither the Company nor its Subsidiaries may waive such privilege without the prior written consent of the Securityholder Representative.
     6.15 Director and Officer Indemnification.
          (a) Parent and Merger Sub agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of the Company and its Subsidiaries (the “D&O Indemnified Parties”) provided for in the respective charters or by-laws or otherwise (including to the extent provided in any written indemnification agreements) in effect as of the date hereof shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim. From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in the charter or by-laws of the Company and its Subsidiaries or in any written indemnification agreements in effect as of the date hereof.
          (b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Policy”). Parent shall, and shall cause the Surviving Corporation to, maintain the D&O Policy in full force and effect, and continue to honor the obligations thereunder.
          (c) The obligations under this Section 6.15 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.15 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.15 applies shall be third party beneficiaries of this Section 6.15 and shall be entitled to enforce the covenants contained herein).
          (d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.15.

     6.16 Claims-Made Tail Policies.
          (a) Prior to, and subject to the consummation of, the Closing, Parent shall, at its sole expense, cause to be obtained and maintained in effect, for a period of four (4) years after the Closing Date, a tail insurance policy or policies with respect to any medical malpractice liability for periods ending on or before the Closing which policies shall be “claims-made” insurance policies (the “Claims-Made Tail Policies”) having the terms, conditions and coverages set forth on Schedule 6.16. The first $1,250,500 of the fees and expenses associated with obtaining such policies shall be referred to as the “Tail Policy Fees”. The Company shall, and shall cause each of its Subsidiaries to, cooperate with Parent to obtain the Claims-Made Tail Policies.
          (b) Parent shall be entitled to draw funds from the Indemnity Escrow Account to reimburse Parent in respect of any amounts paid by Parent or any of its Affiliates (which for purposes of this sentence shall include the Company and its Subsidiaries) related to the Claims-Made Tail Policies (including any self-insured retention amounts) to the extent Parent is not otherwise entitled to reimbursement pursuant to such Claims-Made Tail Policies (including any self-insured retention amounts).
          (c) For so long as there are funds in the Indemnity Escrow Account (including funds reserved for filed claims), Parent and the Securityholder Representative shall have joint control over the administration and handling of any claims made against the Claims-Made Tail Policies. Parent shall have sole control over administration and handling of any claims made against the Claims-Made Tail Policies at such time as there are no longer any funds in the Indemnity Escrow Account (including funds reserved for filed claims).
          (d) Notwithstanding anything to the contrary set forth in this Section 6.16, in the event the Claims-Made Tail Policies are not available to the Company on commercially reasonable terms, the Securityholder Representative and Parent shall negotiate in good faith to provide for an alternative arrangement mutually agreeable to the Securityholder Representative and Parent.
     6.17 Facilities Renovations.
          (a) The Company shall use commercially reasonable efforts to continue, to the extent consistent with the current timetable for such projects, the Facilities Renovations described on Schedule 6.17. No later than three (3) Business Days prior to Closing, the Company shall submit to Parent a schedule showing in reasonable detail (a) all out-of-pocket costs and expenses incurred by the Company and its Subsidiaries in connection with the Facilities Renovations, including all hard and soft costs and expenses payable under design and construction contracts, or for purchase of fixtures, equipment, materials and installations and costs and expenses incurred with respect to applying for and obtaining all permits, approvals, licenses, consents and other permission of any Government Entity or Person to conduct the Facilities Renovations and (b) the Company’s calculation of the Facilities Renovation Balance.
          (b) Prior to the Closing, the Company shall complete the Lima Renovation and the Our Lady of Peace Renovation, each as currently contemplated, and shall have paid all costs and expenses incurred by the Company and its Subsidiaries in connection with each of the Lima Renovation and the Our Lady of Peace Renovation; provided, however, any such costs and expenses that have not been paid prior to the Closing shall be included in the definition of Selling Expenses.
     6.18 Tax Matters.
          (a) Preparation and Filing of Tax Returns.
          (i) Parent shall timely prepare and file, or shall cause to be timely prepared and filed, all Tax Returns of the Company and its Subsidiaries with respect to Pre-Closing Tax Periods which are due after the Closing Date; provided, however, that Parent shall provide each such Tax Return to the Securityholder Representative for its review and comment at least forty-five (45) days prior to the date on which such Tax Return is to be filed. The Securityholder shall submit in writing to Parent within twenty one (21) days after receipt of such Tax Returns the Securityholder Representative’s comments on such Tax Returns (the “Tax Comments”) and Parent shall consider in good faith such Tax Comments. Such Tax Returns shall be prepared in a manner consistent with past practice except as otherwise required by applicable Law. Parent shall cause any amounts shown to be due on such Tax Returns to be remitted to the applicable Taxing Authorities no later than the due date of such Tax Returns.
          (ii) If Parent and the Securityholder Representative are unable to reach agreement regarding the Tax Comments, then the Securityholder Representative and Parent jointly shall engage the Accounting Firm to resolve any Tax Comments that have not been resolved and to make a determination of such items. The parties shall request that the determination of the Accounting Firm shall be made within fifteen (15) days after its selection pursuant to procedures mutually agreeable to by Parent and the Securityholder Representative. The Accounting Firm shall resolve only the Tax Comments that are still in dispute and make a determination on the Tax Comments, which shall be conclusive and binding on all parties. If the Accounting Firm is unable to resolve the Tax Comments prior to the due date of such Tax Return, the Parent shall file such Tax Return by the due date, and amend such Tax Return, if necessary, to reflect any decision of the Accounting Firm and the Securityholder Representative shall consent to such amendment.
          (iii) For so long as there are funds in the Indemnity Escrow Account (including funds reserved for filed claims related to Taxes), none of Parent, Merger Sub, the Surviving Corporation or any of their Subsidiaries or Affiliates shall amend any Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period without the prior written consent of the Securityholder Representative if such amendment could create a Loss for which a Parent Indemnitee is entitled to indemnification unless such amendment is required to effect a settlement reached pursuant to the terms of Section 6.18(f).
          (b) Straddle Periods. For purposes of this Agreement, in the case of any taxable year or period that begins before and ends after the Closing Date (a “Straddle Period”),

the amount of any Taxes based on or measured by income or receipts of the Company or its Subsidiaries allocable to the Pre-Closing Tax Period shall be computed as if such taxable year or period (and the taxable year or period of any entity taxable as a partnership in which the Company or a Subsidiary owns a direct or indirect interest) ended as of the close of business on the Closing Date, and the amount of other Taxes of the Company or its Subsidiaries for a Straddle Period allocable to the Pre-Closing Tax Period shall be equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
          (c) Closing Date Course of Business. For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Parent shall cause the Surviving Corporation and its Subsidiaries to carry on its business only in the ordinary course in the same manner as heretofore conducted.
          (d) Cooperation on Tax Matters. For so long as there are funds in the Indemnity Escrow Account (including funds reserved for filed claims related to Taxes), Parent, the Surviving Corporation and the Securityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns. Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Company and its Subsidiaries for Pre-Closing Tax Periods until the third (3rd) anniversary of the Closing Date, without the prior written consent of Securityholder Representative, and before any disposition or destruction of such materials at any time, Parent shall give Securityholder Representative the opportunity to take possession of such materials and documents.
          (e) Tax Refunds. For so long as there are funds in the Indemnity Escrow Account (including funds reserved for filed claims related to Taxes), the Securityholders shall be entitled to receive from the Surviving Corporation (or its Subsidiaries or Affiliates) all Tax refunds relating to Pre-Closing Tax Periods (except to the extent such refunds were included in the calculation of Net Working Capital or are attributable to the Specified Deductions) which shall be paid in accordance with their Pro Rata Percentages of such amounts.
          (f) Tax Contests. Until the expiration of the Escrow Period (or, if longer due to an outstanding claim for a Loss related to Taxes, the applicable period specified in Section 8.1(c)), Parent and the Securityholder Representative shall have joint control, at each party’s own expense, over the portion of any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes (a “Tax Contest”) for which the Parent Indemnitees may be entitled to indemnification pursuant to this Agreement. Neither party shall settle any such Tax Contest without the other party’s written consent. Parent, Surviving Corporation, and their Subsidiaries shall give prompt written notice of any Tax Contest to the Securityholder Representative.
          (g) Adjustments to Purchase Price. All payments by the Securityholder Representative, Parent or Merger Sub, as the case may be, to or for the benefit of the other parties pursuant to Article VIII shall be treated as adjustments to the Aggregate Merger Consideration for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement unless otherwise required by Law.
          (h) Section 338 Election. None of Parent, the Merger Sub, the Surviving Corporation or their Subsidiaries or Affiliates shall make an election pursuant to Section 338 of the Code with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Securityholder Representative, which consent may be withheld in the Securityholder Representative’s sole discretion.
          (i) Interaction with Article VIII. Notwithstanding any provision herein to the contrary, to the extent that a provision of this Section 6.18 directly conflicts with a provision of Article VIII, this Section 6.18 shall govern.
     6.19 Stockholder Consent.
          (a) The Company, immediately following the execution of this Agreement, shall use best efforts to obtain, in accordance with applicable law, the written consent of stockholders entitled to vote on this Agreement and holding Common Stock in an amount necessary to adopt and approve this Agreement (the “Company Written Consent”).
          (b) Immediately following the execution of this Agreement, Parent, RehabCare East and Holdings shall adopt and approve, in accordance with applicable law, this Agreement by written consent as permitted by their respective organizational documents (the “Parent Written Consents”).
          (c) Any failure by the Company or Parent to obtain the Company Written Consent or the Parent Written Consents, respectively, within twenty-four (24) hours of the date of this Agreement may result in the termination of this Agreement in accordance with the terms of Section 9.1(f) or (g), as applicable.
     6.20 Parent’s Covenants.
          (a) Without the prior written consent of the Company, between the date hereof and the Closing, Parent shall not and shall cause its Subsidiaries not to:
          (i) make any capital expenditures outside of the ordinary course of business;
          (ii) directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, all or substantially all of the assets of, or by any other manner, any Person or division, business or equity interest of any Person; or
          (iii) consummate any merger, consolidation, business combination or disposition of substantially all of the assets of Parent and its Subsidiaries or substantially all of the capital stock or other ownership interests of Parent (a “Parent Acquisition Transaction”), unless, in connection with such Parent Acquisition Transaction, the purchaser provides sufficient cash to enable Parent to consummate the transactions contemplated hereby without the issuance of any Backstop Securities.
          (b) The Securityholder Representative shall be given a reasonable opportunity to discuss and participate in the negotiation of any modification, amendment or waiver under the Debt Commitment Letter or any credit agreement prepared in connection with the Debt Financing and shall be given an opportunity to participate in and, to the extent practicable, reasonable advance notice of, all conversations, negotiations and discussions with lenders or agents pertaining to any such credit agreement, in either case, until such time as the Offering has been consummated and as a result of the consummation of such Offering, no Backstop Securities will be issued to the Backstop Investors pursuant to the terms and conditions of this Agreement and the Backstop Securities Agreement. Parent shall promptly send the Securityholder Representative copies of all draft agreements delivered or distributed to the lenders, draft term sheets, and material notices (e.g., any default notice or reservation or rights letter) delivered or distributed to the lenders in connection with the credit agreement prepared in connection with the Debt Financing or any modification, amendment or waiver under the Debt Commitment Letter until such time as the Offering has been consummated and as a result of the consummation of such Offering, no Backstop Securities will be issued to the Backstop Investors pursuant to the terms and conditions of this Agreement and the Backstop Securities Agreement. Notwithstanding anything to the contrary set forth herein, Parent shall be entitled to make any and all final decisions related to the terms and conditions of the credit agreement.
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Conditions Precedent to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Parent and Merger Sub in whole or in part to the extent permitted by applicable Law):
          (a) the representations and warranties of the Company shall be true and correct in all respects (determined without regard to any materiality or Material Adverse Effect qualifications contained in any representation or warranty), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), except for such inaccuracies which, in the aggregate, would not be reasonably likely to have a Material Adverse Effect, and Parent shall have received a certificate signed by an authorized officer of the Company in his capacity as such, dated as of the Closing Date, to the foregoing effect;
          (b) the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date, and Parent shall have received a certificate signed by an authorized officer of the Company in his capacity as such, dated as of the Closing Date, to the foregoing effect;
          (c) from the date hereof and prior to Closing, there shall not have been or occurred, and in either case, be continuing, any event, change, occurrence, circumstance or development that, individually or in the aggregate with any such events, changes, occurrences, circumstances or developments, has had or would reasonably be expected to have a Material Adverse Effect;
          (d) there shall not be in effect any order, judgment or decree by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (e) the Company shall have obtained (i) the Company Written Consent and (ii) the other consents set forth on Schedule 7.1(e), and shall have delivered copies of the same to Parent;
          (f) the Company shall have delivered, or caused to be delivered, to Parent such items set forth in Section 3.2;
          (g) Parent shall have received the proceeds from the debt financing contemplated by the Debt Commitment Letter;
          (h) the waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the Merger (and, if applicable, the transactions contemplated by the Backstop Securities Agreement) shall have expired or been terminated; and
          (i) Any of the following: (I) Parent shall have received an amount of proceeds from the consummation of the Offering so that there is not a Parent Cash Shortfall after giving effect to such proceeds, (II) Parent shall have received proceeds from the consummation of the Offering and there is a Parent Cash Shortfall after giving effect to such proceeds and all of the conditions to the obligations of Parent contained in Section 5.2 of the Backstop Securities Agreement shall have been satisfied or waived by Parent, or (III) on or after the Backstop Date, the Offering has not been consummated and all of the conditions to the obligations of Parent contained in Section 5.2 of the Backstop Securities Agreement shall have been satisfied or waived by Parent.
     7.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):
          (a) the representations and warranties of Parent and Merger Sub shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifications contained in any representation or warranty), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), except for such inaccuracies which, in the aggregate, would not be reasonably likely to have a material adverse effect on Parent’s ability to consummate the transactions contemplated hereby, and the Company shall have received a certificate signed by an authorized officer of Parent in his or her capacity as such, dated as of the Closing Date, to the foregoing effect;
          (b) Parent and Merger Sub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent or Merger Sub on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Parent in his or her capacity as such, dated as of the Closing Date, to the foregoing effect;
          (c) In the event that Backstop Securities are to be issued pursuant to Section 2.1(b), all of the conditions to the obligations of the Backstop Investors contained in Section 5.1 of the Backstop Securities Agreement shall have been satisfied or waived by the Securityholder Representative;
          (d) the waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the Merger (and, if applicable, the transactions contemplated by the Backstop Securities Agreement) shall have expired or been terminated;
          (e) there shall not be in effect any order, judgment or decree by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (f) the aggregate Face Amount of any Backstop Securities issued to the Backstop Investors as part of the Aggregate Securityholder Closing Payment pursuant to Article II hereof shall be no more than $125,000,000 and Parent shall have, or shall have available, Parent Available Cash (excluding, for purposes of this Section 7.2(f) only, proceeds of the Offering, if any) in the amount of at least $462,000,000 to apply to the payments required hereunder in the order set forth in Section 2.1; and
          (g) Parent and Merger Sub shall have delivered, or caused to be delivered, such items set forth in Section 3.3.
ARTICLE VIII
SURVIVAL AND INDEMNIFICATION
     8.1 Survival. The representations, warranties, covenants and agreements of the Company, on the one hand, and Parent and Merger Sub, on the other hand, contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing Date but only to the extent specified below.
          (a) All covenants and agreements contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing Date in accordance with their respective terms.

          (b) The representations and warranties contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing Date until such date that is sixteen (16) months from the Closing Date (the “Escrow Period”).
          (c) Notwithstanding anything in this Agreement to the contrary, any claim made with reasonable specificity by the party seeking to be indemnified within the survival period shall survive until such claim is finally and fully resolved.
     8.2 Indemnification by Parent and Merger Sub. Subject to the limitations set forth in this Article VIII, Parent and Merger Sub will indemnify and hold harmless the Securityholders and their Affiliates, and their respective successors and permitted assigns, officers, employees, directors, managers, members, partners, stockholders and agents and their heirs and personal representatives (collectively, the “Seller Indemnitees”) from and against, and will pay to the Seller Indemnitees the amount of, any and all Losses actually incurred by any of the Seller Indemnitees based upon (i) any failure of the representations and warranties of Parent or Merger Sub contained in this Agreement (including the schedules and exhibits attached hereto and the certificate delivered pursuant to Section 7.2(a)) to be true and correct (A) as of the date hereof or (B) in all material respects as of the Closing Date (or, with respect to any representations and warranties that address matters as of a different date, the failure of such representations and warranties to be true and correct as of such date) or (ii) any breach of the covenants or agreements of Parent or Merger Sub contained in this Agreement (including the schedules and exhibits attached hereto and the certificate delivered pursuant to Section 7.2(b)).
     8.3 Indemnification of Parent and Merger Sub.
          (a) Subject to the limitations set forth in this Article VIII, Parent and Merger Sub and their Affiliates (including after the Closing, the Surviving Corporation and its Subsidiaries), and their respective successors and permitted assigns, officers, employees, directors, managers, members, partners, stockholders and agents and their heirs and personal representatives (collectively, the “Parent Indemnitees”) shall be indemnified solely out of the Indemnity Escrow Account from and against, and the Escrow Agent shall cause to be paid to the Parent Indemnitees the amount of, any and all Losses actually incurred by any of the Parent Indemnitees based upon (i) any failure of the representations and warranties of the Company contained in this Agreement (including the schedules and exhibits attached hereto and the certificate delivered pursuant to Section 7.1(a)) to be true and correct (A) as of the date hereof or (B) in all material respects as of the Closing Date (or, with respect to any representations and warranties that address matters as of a different date, the failure of such representations and warranties to be true and correct as of such date), (ii) any breach of the covenants or agreements of the Company contained in this Agreement (including the schedules and exhibits attached hereto and the certificate delivered pursuant to Section 7.1(b)), or (iii) any and all claims related to or arising out of the termination of the Terminated Employees.
          (b) From and after the Closing Date and ending upon the release of all remaining assets in the Indemnity Escrow Account pursuant to the terms of the Escrow Agreement, the Parent Indemnitees will be entitled to reimbursement for Losses for which any Parent Indemnitee is entitled to indemnification pursuant to Section 8.3(a) by release of assets to

Parent from the Indemnity Escrow Account by the Escrow Agent in accordance with the terms of the Escrow Agreement and such release of funds from the Indemnity Escrow Account shall serve as the sole and exclusive remedy available to the Parent Indemnitees to be indemnified and held harmless for any Losses pursuant to this Section 8.3.
          (c) The Escrow Agreement shall provide that all of the remaining assets in the Indemnity Escrow Account shall be released to the Securityholders in accordance with their Pro Rata Percentages upon the expiration of the Escrow Period, except for any amounts which are the subject of any claims for indemnity made in good faith by the Parent Indemnitees prior to the expiration of the Escrow Period.
          (d) If Backstop Securities shall have been deposited into the Indemnity Escrow Account, then in the event that any amounts are due to a Parent Indemnitee pursuant to this Section 8.3, the parties shall cause the Escrow Agent to release from the Indemnity Escrow Account to such Parent Indemnitee (i) with respect to Backstop Securities held by the Escrow Agent on account of the Backstop Investors, Backstop Securities held in the Indemnity Escrow Account having an aggregate Face Amount and accumulated but unpaid dividends thereon equal to the lesser of (A) the amount of such indemnifiable Loss multiplied by the aggregate Pro Rata Percentage of all of the Backstop Investors or (B) the aggregate Face Amount and accumulated but unpaid dividends of all Backstop Securities then held in the Indemnity Escrow Account and (ii) with respect to amounts held by the Escrow Agent on account of all other Securityholders, by wire transfer of immediately available funds, in each case in accordance with the Pro Rata Percentages. Any such release by the Escrow Agent shall be made in accordance with the Order of Priority. Dividends paid on, or distributions made in respect of, Backstop Securities held in the Indemnity Escrow Account shall be made by Parent directly to the Backstop Investors. In the event that there are accumulated but unpaid dividends on the Backstop Securities held in the Indemnity Escrow Account, the Backstop Investors shall have the right to receive such dividends when and as they are paid without regard to the facts and circumstances of the release, if any, of the Backstop Securities from the Indemnity Escrow Account.
     8.4 Exclusive Remedy. The parties agree that, from and after the Closing Date, the exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification obligations of the parties set forth in this Article VIII, except with respect to any purchase price adjustment pursuant to Sections 2.8 and 2.9 and any reimbursement of amounts paid by Parent or any of its Affiliates related to the Claims-Made Tail Policies pursuant to Section 6.16(b). The provisions of this Section 8.4 shall not, however, prevent or limit a cause of action (a) under Section 10.9 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof or (b) based on fraud; provided, however, that any claim for damages suffered as a result of fraud shall be brought only against the Person alleged to have committed such fraud. In addition, the provisions of this Article VIII shall not be the exclusive remedy for any claims for indemnification pursuant to Section 6.5 or pursuant to the Backstop Securities Agreement or the Backstop Registration Rights Agreement.
     8.5 Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, the right to indemnification under this Article VIII is limited as follows:

          (a) The Parent Indemnitees shall not be entitled to assert any claims for Losses pursuant to Section 8.3(a)(i) until such time that the aggregate amount of all such Losses suffered by the Parent Indemnitees pursuant to Section 8.3(a)(i) exceeds $2,000,000 (the “Deductible”), and in such event, the Parent Indemnitees shall be entitled to recover the amount of such Losses in excess of the Deductible.
          (b) For the purpose of calculating Losses under this Article VIII after a breach has occurred (and, for the sake of clarity, not for the purpose of determining whether a breach has occurred), (i) any and all materiality or Material Adverse Effect qualifications (or similar qualifications) in the representations, warranties, covenants and agreements shall be disregarded and (ii) any amounts actually received from insurers or third parties with respect to any contractual rights to indemnification, reimbursement, offset or recovery shall reduce the amount of Losses for determining the amount of the indemnity obligation under this Article VIII.
          (c) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Parent, Merger Sub, any Parent Indemnitee or any Seller Indemnitee, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
          (d) Any Loss for which any Parent Indemnitee is entitled to indemnification under this Section 8.5 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.
          (e) From and after the Closing, no Securityholder shall have any right of contribution, indemnification or other recourse against the Surviving Corporation or any of its Subsidiaries or any of their respective Representatives, successors and permitted assigns with respect to any breach of this Agreement by the Company.
          (f) No Parent Indemnitee shall be entitled to indemnification hereunder for any Loss arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Loss incurred with respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent any liability, matter or item is included in the calculation of Final Net Working Capital.
          (g) No Parent Indemnitee shall be entitled to recover or make a claim for Losses with respect to any claim by a third party, including any Governmental Entity, if such third party claim was instigated or encouraged by the actions of Parent, Merger Sub or one of its Affiliates, including the Company and its Subsidiaries after the Effective Time, except for such actions that are required by applicable Law.
          (h) A Parent Indemnitee’s right to indemnification for Losses with respect to Taxes (relating to a breach of a representation in Section 4.19 or otherwise) shall be limited to Taxes attributable to Pre-Closing Tax Periods.

     8.6 Procedures.
          (a) Notice of Losses by Seller Indemnitee. Subject to the limitations set forth in this Article VIII, as soon as reasonably practicable after a Seller Indemnitee has actual knowledge of any claim that it has under this Article VIII that may result in a Loss (a “Seller Claim”), such Seller Indemnitee shall cause the Securityholder Representative to give written notice thereof (a “Seller Claim Notice”) to Parent. A Seller Claim Notice must describe the Seller Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Seller Indemnitee. No delay in or failure to give a Seller Claim Notice by the Securityholder Representative to Parent pursuant to this Section 8.6(a) will adversely affect any of the other rights or remedies that Seller Indemnitees have under this Agreement, or alter or relieve Parent of its obligation to indemnify the applicable Seller Indemnitee, except to the extent (and only to the extent) that Parent or Merger Sub is, directly or indirectly, materially prejudiced thereby. Parent shall respond to the Securityholder Representative on behalf of the Seller Indemnitees (a “Seller Claim Response”) within thirty (30) days (the “Seller Claim Response Period”) after the date that the Seller Claim Notice is sent by the Securityholder Representative. Any Seller Claim Response must specify whether or not Parent disputes the Seller Claim described in the Seller Claim Notice. If Parent fails to give a Seller Claim Response within the Seller Claim Response Period, Parent will be deemed not to dispute the Seller Claim described in the related Seller Claim Notice. If Parent elects not to dispute a Seller Claim described in a Seller Claim Notice, whether by failing to give a timely Seller Claim Response or otherwise, then the amount of Losses alleged in such Seller Claim Notice will be conclusively deemed to be an obligation of Parent, and Parent shall pay, in cash, to the Securityholders in accordance with their Pro Rata Percentages within fifteen (15) days after the last day of the applicable Seller Claim Response Period the amount specified in the Seller Claim Notice. If Parent delivers a Seller Claim Response within the Seller Claim Response Period indicating that it disputes one or more of the matters identified in the Seller Claim Notice, Parent and the Securityholder Representative shall promptly meet and use their commercially reasonable efforts to settle the dispute. If Parent and the Securityholder Representative are unable to reach agreement within thirty (30) days after the conclusion of the Seller Claim Response Period, then either Parent or the Securityholder Representative may resort to other legal remedies contained in this Article VIII.
          (b) Notice of Losses by Parent Indemnitee.
          (i) Subject to the limitations set forth in this Article VIII, as soon as reasonably practicable after a Parent Indemnitee has actual knowledge of any claim that it has under this Article VIII that may result in a Loss (a “Parent Claim”), Parent shall give written notice thereof (a “Parent Claim Notice” and, together with a Seller Claim Notice, a “Notice”), to the Securityholder Representative. A Parent Claim Notice must describe the Parent Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Parent Indemnitee. No delay in or failure to give a Parent Claim Notice by Parent to the Securityholder Representative pursuant to this Section 8.6(b) will adversely affect any of the other rights or remedies that Parent or Merger Sub has under this Agreement, or alter or relieve the obligation to indemnify the applicable Parent Indemnitee, except to the extent (and only to the extent) that interests of the

Securityholders are, directly or indirectly, materially prejudiced thereby. The Securityholder Representative shall respond to Parent (a “Parent Claim Response”) within thirty (30) days (the “Parent Claim Response Period”) after the date that the Parent Claim Notice is sent by Parent. Any Parent Claim Response must specify whether or not the Securityholder Representative disputes the Parent Claim described in the Parent Claim Notice. If the Securityholder Representative fails to give a Parent Claim Response within the Parent Claim Response Period, the dispute described in the Parent Claim Notice shall be deemed to be accepted by the Securityholder Representative. If the Securityholder Representative elects not to dispute a Parent Claim described in a Parent Claim Notice, whether by failing to give a timely Parent Claim Response or otherwise, then, subject to the limitations contained in this Article VIII, the amount of Losses specified in the Parent Claim Notice shall be promptly released to Parent from the Indemnity Escrow Account (to the extent of the amount of the assets in the Indemnity Escrow Account) by the Escrow Agent in accordance with the terms of the Escrow Agreement.
          (ii) If the Securityholder Representative delivers a Parent Claim Response to Parent within the Parent Claim Response Period, Parent and the Securityholder Representative shall promptly meet and use their commercially reasonable efforts to settle the dispute. If Parent and the Securityholder Representative are able to reach agreement within thirty (30) days after Parent receives such Parent Claim Response, an amount in accordance with such agreement shall be promptly released to Parent from the Indemnity Escrow Account by the Escrow Agent in accordance with the terms of the Escrow Agreement. If Parent and the Securityholder Representative are unable to reach agreement within thirty (30) days after Parent receives such Parent Claim Response, then either Parent or the Securityholder Representative may resort to other legal remedies contained in this Article VIII. For all purposes of this Article VIII (including those pertaining to disputes under Section 8.6(a) and this Section 8.6(b)(ii)), Parent and the Securityholder Representative shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.
          (c) Opportunity to Defend Third Party Claims. In the event of any claim by a third party against a Parent Indemnitee or Seller Indemnitee for which indemnification is available hereunder, the party obligated to provide indemnification, as applicable (each an “Indemnifying Party”), has the right, exercisable by written notice to Parent or the Securityholder Representative, as applicable, within thirty (30) days of receipt of a Notice from Parent or the Securityholder Representative, as applicable, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party; provided, that the Indemnifying Party shall have acknowledged in writing to the Indemnitee its obligation to indemnify such Indemnitee as provided hereunder with respect to such claim to the extent required hereunder. If the Indemnifying Party has assumed such defense as provided in this Section 8.6(c), the Indemnifying Party will not, except as expressly permitted in this Section 8.6(c), be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such claim. In the event that the Indemnifying Party elects to assume the defense of a third party claim as contemplated herein, the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its sole expense; provided, however, that the Indemnifying Party shall pay the fees and expenses of such separate counsel if the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with defending such claim or the Indemnitee shall have been advised by counsel that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel, but only to the extent of such conflict of interest; provided, further, that the Indemnifying Party shall not, in connection with any such third party claim or separate but substantially similar third party claims arising out of the same general allegations, be required to pay the fees and disbursements of more than one separate firm of attorneys at any time for all Indemnitees in any jurisdiction. If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 8.6(c), the Indemnitee may continue to defend such claim at the sole cost and expense of the Indemnifying Party (subject to the limitations set forth in this Article VIII) and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party’s sole cost and expense. The Indemnitee will not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnitee or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. In any such third party claim, the party responsible for the defense of such claim hereunder shall, to the extent reasonably requested by the other applicable parties, keep such other applicable parties informed as to the status of such claim, including all settlement negotiations and offers. Notwithstanding anything in this Section 8.6(c) to the contrary, no Indemnifying Party shall have the right to defend any such claim (but may participate, at its own expense, in the defense of such claim) if such claim.
     8.7 Loss Tax Benefit. The amount of any Loss subject to indemnification under this Article VIII shall be calculated net of any Loss Tax Benefit (as defined below) inuring to the applicable Parent Indemnitee or Seller Indemnitee on account of the portion of such Loss, if any, to which an actual indemnity payment made is attributable. If the applicable Parent Indemnitee or Seller Indemnitee receives a Loss Tax Benefit after an indemnification payment is made to it, the applicable party shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Loss Tax Benefit at such time or times as and to the extent that such Loss Tax Benefit is realized by the Parent Indemnitee or Seller Indemnitee, as applicable. For purposes hereof, “Loss Tax Benefit” shall mean any refund of Taxes paid less the amount of Tax detriment (computed at a 35% tax rate) suffered by the Parent Indemnitee or Seller Indemnitee, as applicable, which increases the amount of Taxes payable or reduces the amount of any refund of Tax which would otherwise have been available
     8.8 Reliance. The rights of the Parent Indemnitees to indemnification for the representations and warranties of the Company set forth in this Agreement are part of the basis of the bargain contemplated by this Agreement, and the Parent Indemnitees rights to indemnification shall not be affected or waived by virtue of, and Parent, the Surviving

Corporation and its Subsidiaries and any other Parent Indemnitee shall be deemed to have relied upon the representations and warranties of the Company set forth in this Agreement notwithstanding, any knowledge on the part of Parent, the Surviving Corporation and its Subsidiaries or any other Parent Indemnitee of any untruth of any such representation or warranty of the Company set forth in this Agreement, regardless of whether such knowledge was obtained through the investigation by Parent, the Surviving Corporation and its Subsidiaries or any other Parent Indemnitee or through disclosure by the Company and its Subsidiaries, the Securityholders or another Person, and regardless of whether such knowledge was obtained before, at or after the Closing.
ARTICLE IX
TERMINATION
     9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
          (a) At the election of Parent or the Securityholder Representative on or after January 4, 2010 (such date, as it may be extended by written agreement of the parties, the “Termination Date”), if the Closing shall not have occurred by the close of business on the Termination Date, provided that the terminating party is not in material breach of any of its representations, warranties or covenants set forth in this Agreement;
          (b) by mutual written consent of Parent and the Company;
          (c) by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days following receipt by the Securityholder Representative and the Company of notice of such breach from Parent. Notwithstanding the foregoing, if Parent is in material breach of any of its representations, warranties or covenants set forth in this Agreement, Parent shall not be entitled to exercise its rights to terminate under this Section 9.1(c);
          (d) by the Company if Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days following receipt by Parent of notice of such breach from the Securityholder Representative and the Company. Notwithstanding the foregoing, that if the Company is in material breach of any of its representations, warranties or covenants set forth in this Agreement, the Company shall not be entitled to exercise its rights to terminate under this Section 9.1(d);

          (e) by either the Company or Parent if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable;
          (f) by Parent if the Company has failed to deliver the Company Written Consent as required pursuant to Section 6.19(c);
          (g) by Company if Parent has failed to deliver the Parent Written Consents as required pursuant to Section 6.19(c); or
          (h) by the Company, if the Closing shall not have occurred by 5 p.m., New York time, on December 31, 2009 and all of the conditions to the obligations of Parent or Merger Sub set forth in Section 7.1 (other than the condition set forth in Section 7.1(g) and/or the condition set forth in Section 7.1(i) (unless the failure to satisfy the condition set forth in Section 7.1(i) is as a result of the failure to satisfy the conditions to the obligations of Parent set forth in Section 5.2 (a), (b) or (c) of the Backstop Securities Agreement)) have been satisfied or waived on or prior to such time.
     9.2 Procedure Upon Termination. In the event of termination and abandonment by Parent or the Company, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Merger hereunder shall be abandoned, without further action by Parent, Merger Sub or the Company.
     9.3 Effect of Termination.
          (a) In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, Merger Sub or the Company; provided, however, that the obligations of the parties set forth in Article X, Sections 6.5(d), 6.5(e), 6.8, 9.2, and 9.3 hereof shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 9.3 shall relieve Parent, Merger Sub or the Company of any liability for a breach of this Agreement prior to the effective date of termination.
          (b) In the event this Agreement is terminated by the Company pursuant to Section 9.1(h), Parent shall make a cash payment to the Company in the amount of $20,000,000 (the “Termination Amount”).
          (c) If required under this Section 9.3, the Termination Amount shall be paid in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment. Each of the parties hereto acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that the Termination Amount is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and other opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transaction contemplated hereby. In furtherance of the foregoing, in the event the Termination Amount becomes payable and is paid pursuant to this Section 9.3, the Termination Amount shall be the Company’s sole and exclusive remedy against the Parent or Merger Sub for any damages (including in respect of any breach, whether willful or otherwise) by Parent or Merger Sub under this Agreement.
ARTICLE X
MISCELLANEOUS
     10.1 Representative Acting on Behalf of the Common Stockholders, Restricted Stockholders, Warrantholders and Optionholders.
          (a) The parties have agreed that it is desirable to designate a representative to act on behalf of the Securityholders for certain limited purposes. The Securityholder Representative shall serve as the agent and representative of each Securityholder with respect to the matters expressly set forth in this Agreement.
          (b) TA Associates, Inc. will act as the representative of such Securityholder for all purposes of this Agreement (the “Securityholder Representative”). The Securityholder Representative shall have full power and authority to take all actions under this Agreement that are to be taken by the Securityholder Representative. The Securityholder Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, including giving and receiving any notice or instruction permitted or required under this Agreement by the Securityholder Representative, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Securityholder Representative in connection with this Agreement, defending all indemnity claims pursuant to Section 8.3 of this Agreement, consenting to, compromising or settling all Parent Claims or Seller Claims, conducting negotiations with Parent, Merger Sub and its agents regarding such claims, dealing with Parent and Merger Sub under this Agreement, taking any and all other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Securityholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof in its capacity as Securityholder Representative.
          (c) On the Closing Date, Parent will directly contribute the Representative Expense Fund Amount to an account maintained by the Securityholder Representative, as a fund for the fees and expenses (including legal fees and expenses) of the Securityholder Representative incurred in connection with this Agreement and the Backstop Securities Agreement (the “Representative Expense Fund”). In the event that the Representative Expense Fund shall be insufficient to satisfy the expenses of the Securityholder Representative, the Securityholder Representative shall be entitled to recover any such expenses directly from the Securityholders or be reimbursed out of any amounts being distributed to the Securityholders out of the Indemnity Escrow Account.

          (d) The Securityholder Representative shall be indemnified for and shall be held harmless by the Securityholders against any Losses incurred by the Securityholder Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Securityholder Representative’s conduct as Securityholder Representative, other than Losses resulting from the Securityholder Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid by the Securityholders pro rata based on their Pro Rata Percentages. The Securityholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Securityholder Representative in accordance with such advice, the Securityholder Representative shall not be liable to the Securityholders. In no event shall the Securityholder Representative be liable hereunder or in connection herewith to the Securityholders for any indirect, punitive, special or consequential damages.
          (e) Any action taken by the Securityholder Representative pursuant to the authority granted in this Section 10.1 shall be effective and absolutely binding as the action of the Securityholders under this Agreement.
          (f) Parent, Merger Sub, the Company and its Subsidiaries shall be entitled to rely on the actions and determinations of the Securityholder Representative, and shall have no liability whatsoever with respect to any action or omission of them taken in reliance on the actions or omissions of the Securityholder Representative. None of Parent, Merger Sub, the Company or any of its Subsidiaries have any liability (whether to any of the Securityholders, or otherwise) arising out of any action taken by the Securityholder Representative.
          (g) The Securityholder Representative shall have full power and authority to apply proceeds of the Representative Expense Fund as the Securityholder Representative determines in connection with the matters contemplated by this Agreement and the related transaction documents including to pay any and all expenses in the performance of the Securityholder Representative’s duties hereunder.
     10.2 Transfer Taxes. Parent on the one hand, and the Securityholders (as required by the definition of Selling Expenses) on the other hand, shall each be liable for and shall pay one-half (1/2) of all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Entity including any interest and penalties) in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).
     10.3 Entire Agreement, Amendment and Waivers. This Agreement (together with the schedules, exhibits and the documents delivered pursuant hereto and the Confidentiality Agreement) supersedes all prior documents, term sheets, letters of intent, understandings and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties with respect to the subject matter hereof. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger to the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, no amendment of this Agreement shall be made that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. A party may extend the time for performance of any of the obligations or the acts to be performed by the other party or parties or waive compliance by the other party or parties with any covenant contained herein; provided, however, that any such extension or waiver shall be valid only if in writing and signed by the Securityholder Representative, the Company and either Parent or the Surviving Corporation.
     10.4 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence of this Section 10.4, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any assignment in violation of the foregoing shall be null and void.
     10.5 Expenses. Except as otherwise provided in this Agreement, the Company on the one hand and Parent on the other hand shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby.
     10.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     10.7 Waiver. No failure or delay on the part of any party in exercising any right, power or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege preclude any other or future exercise thereof or the exercise of any other right, power or privilege.
     10.8 Notices. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (a) when personally delivered by hand (with written confirmation of receipt) to the relevant party at such party’s address as set forth below, (b) if sent by mail (which must be certified or registered mail, postage prepaid), when received or rejected by the relevant party at such party’s address indicated below, or (c) if sent by facsimile transmission, when confirmation of delivery is received by the sending party:

Parent:	RehabCare Group, Inc.
7733 Forsyth Avenue
Suite 2300
Clayton, Missouri 63105
Facsimile: (866) 812-2573
Attn: Patricia S. Williams

With a copy to:	Weil, Gotshal & Manges LLP
200 Crescent Court
Suite 300
Dallas, Texas 75201
Facsimile: (214) 746-7777
Attn: R. Scott Cohen, Esq. and
Jeffrey B. Hitt, Esq.

The Company:	Triumph HealthCare Holdings, Inc.
7333 North Freeway
Suite 500
Houston, Texas 77076
Facsimile: (713) 807-8604
Attn: Charles A. Allen and
Brock Hardaway

With a copy to:	Goodwin Procter LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109
Facsimile: (617) 523-1231
Attn: John R. LeClaire, Esq. and
Jon Herzog, Esq.

The Securityholder Representative:	TA Associates, Inc.
200 Clarendon Street, 56th floor
Boston, Massachusetts 02116
Facsimile: (617) 574-6728
Attn: Michael S. Berk and
Tad S. Yanagi
     Each party may change its address for purposes of this Section 10.8 by proper notice to the other parties.

     10.9 Specific Performance.
          (a) The Company hereby agrees that irreparable injury to Parent would occur in the event that the provisions contained in this Agreement were not performed by the Company in accordance with its specific terms or were otherwise breached, for which damages, even if available, would not be an adequate remedy for Parent. It is accordingly agreed that, without prejudice to Parent’s rights pursuant to Section 9.1, Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and that Parent shall be entitled to enforce specifically the terms and provisions thereof, without bond or other security being required, this being in addition to any other remedy to which it may be entitled at law or in equity. For the avoidance of doubt, if all of the conditions specified in Sections 7.2 shall have been satisfied or are capable of being satisfied, then Parent shall be entitled to an injunction requiring the Company to perform its obligations necessary to consummate the transactions contemplated by this Agreement, including the Closing. The Company acknowledges that Parent may seek a specific performance remedy in lieu of terminating this Agreement even if Parent otherwise is entitled to terminate this Agreement.
          (b) Parent hereby agrees that irreparable injury to the Company would occur in the event that the provisions contained in this Agreement were not performed by Parent in accordance with its specific terms or were otherwise breached, for which damages, even if available, would not be an adequate remedy for the Company or the Securityholders. It is accordingly agreed that, without prejudice to the Company’s rights pursuant to Section 9.1, the Company and/or the Securityholder Representative shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent and that the Company and/or the Securityholder Representative shall be entitled to enforce specifically the terms and provisions thereof (including the obligations of Parent set forth in Sections 6.5 and 6.6), without bond or other security being required, this being in addition to any other remedy to which it may be entitled at law or in equity. For the avoidance of doubt, if all of the conditions specified in Sections 7.1 shall have been satisfied or are capable of being satisfied (including the availability of the proceeds from the Debt Financing), then the Company shall be entitled to an injunction requiring Parent to perform its obligations necessary to consummate the transactions contemplated by this Agreement, including the Closing. Parent acknowledges that the Company may seek a specific performance remedy in lieu of terminating this Agreement even if the Company otherwise is entitled to terminate this Agreement.
     10.10 No Third Party Beneficiaries. Other than the Seller Indemnitees and the Parent Indemnitees not a party hereto, the parties receiving indemnification from Parent described in Section 6.5, and the parties described as Indemnified Parties in Section 6.15, no Person not a party to this Agreement shall be deemed to be a third party beneficiary hereunder or entitled to any rights hereunder.
     10.11 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.
     10.12 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
          (a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.8.
     10.13 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Parent shall have any liability for any obligations or liabilities of Parent under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
     10.14 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.
     10.15 Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     10.16 Certain Interpretive Matters.
          (a) Unless the context otherwise requires, (i) all references to Sections, Articles, Exhibits or Schedules are to Sections, Articles, Exhibits or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive and (iv) words in the singular include the plural and vice versa. All references to “$” or dollar amounts will be to lawful currency of the United States of America.
          (b) No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

          (c) The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be constructed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
     10.17 Definitions.
     “280G Approval” has the meaning set forth in Section 6.13.
     “Accreditations” has the meaning set forth in Section 4.25(b).
     “Accounting Firm” has the meaning set forth in Section 2.8(d).
     “Accounting Firm Costs” has the meaning set forth in Section 2.8(e).
     “Accounting Principles” means GAAP consistently applied using the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Company Financial Statements to the extent in accordance with GAAP.
     “Acquisition Date” means October 20, 2004.
     “Acquisition Transaction” has the meaning set forth in Section 6.4(a).
     “Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.
     “Agreement” has the meaning set forth in the Preamble.
     “Aggregate Common Stock Payment” has the meaning set forth in Section 2.2(a).
     “Aggregate Fully Diluted Share Count” means the sum of (i) the aggregate number of shares of Common Stock (including Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than Common Stock held by the Company as treasury stock), plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Warrants existing immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Options existing immediately prior to the Effective Time.
     “Aggregate Merger Consideration” has the meaning set forth in Section 2.1(a).
     “Aggregate Option Exercise Price” means the sum of the cash exercise prices that would be paid if all of the Options were exercised in full (and without giving effect to any cashless exercise provisions) immediately prior to the Effective Time.
     “Aggregate Securityholder Closing Payment” means the sum of (i) the aggregate amount of all Warrant Payments, (ii) the aggregate amount of all Option Payments and (iii) the Aggregate Common Stock Payment.

     “Aggregate Warrant Exercise Price” means the sum of the cash exercise prices that would be paid if all of the Warrants were exercised in full (and without giving effect to any cashless exercise provisions) immediately prior to the Effective Time.
     “Antitrust Division” has the meaning set forth in Section 6.3(b).
     “Antitrust Laws” has the meaning set forth in Section 6.3(c).
     “Appraisal Shares” has the meaning set forth in Section 2.5.
     “Assumed Company Debt” means any Indebtedness owed by the Company under any capital lease, mortgage or similar instrument listed on Schedule 10.17(a).
     “Audited Financial Statements” has the meaning set forth in Section 4.7(a).
     “Backstop Date” means December 1, 2009 unless the Offering has been consummated prior to such date.
     “Backstop Escrow Amount” has the meaning set forth in Section 3.3(c).
     “Backstop Investors” means those Common Stockholders party to the Backstop Securities Agreement that will receive Backstop Securities in partial payment for their shares of Common Stock (if Backstop Securities are issued in accordance with Section 2.1(b)) pursuant to the terms and conditions contained herein and in the Backstop Securities Agreement.
     “Backstop Registration Rights Agreement” has the meaning set forth in the Recitals.
     “Backstop Securities” has the meaning set forth in the Recitals.
     “Backstop Securities Percentage” has the meaning set forth in Section 2.1(b).
     “Backstop Securities Agreement” has the meaning set forth in the Recitals.
     “Backstop Securities Sale” has the meaning set forth in Section 2.10(b).
     “Balance Sheet” has the meaning set forth in Section 4.7(a).
     “Balance Sheet Date” has the meaning set forth in Section 4.7(a).
     “Base Purchase Price” means $570,000,000.
     “Business Day” means any day of the year on which national banking institutions in New York City, New York are open to the public for conducting business and are not required or authorized to close.
     “Certificate” has the meaning set forth in Section 2.2(a).
     “Certificate of Merger” has the meaning set forth in Section 1.2.

     “Claim” has the meaning set forth in Section 6.15(a).
     “Claims-Made Tail Policies” has the meaning set forth in Section 6.16(a).
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Certificate” has the meaning set forth in Section 2.8(b).
     “Closing Date” has the meaning set forth in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Common Stock” has the meaning set forth in Section 2.2(a).
     “Common Stockholders” means all holders of common stock of the Company.
     “Company” has the meaning set forth in the preamble and from and after the Effective Time shall mean the Surviving Corporation, as applicable.
     “Company Board” means the board of directors of the Company.
     “Company Cost Reports” has the meaning set forth in Section 4.25(d).
     “Company Debt” means, with respect to the Company and its Subsidiaries, without duplication, (i) any obligations under any indebtedness for borrowed money (including, all obligations for principal, interest, and except with respect to the Assumed Company Debt all premiums, penalties, fees, make-whole payments, expenses and breakage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness pursuant to a guarantee to a creditor of another Person for borrowed money to the extent of such guarantee, (iv) any obligations under capital leases, (v) any borrowing of money secured by a Lien on the Company’s or any of its Subsidiaries’ assets, (vi) all obligations under any derivative financial instruments, including any interest rate or currency swap transactions (valued at the transaction value thereof), (vii) all obligations with respect to deferred or contingent consideration related to any acquisition of any Person or any business division or material assets of any Person and including any “earn-out” payments or similar obligations and any payments with respect to non-compete or other similar post-closing covenants or agreements, (viii) all overdrafts of any cash accounts, and (ix) all obligations of the type referred to in clauses (i) through (viii) for the payment of which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations. For purposes of greater clarity, Company Debt shall include all amounts owed by the Company or its Subsidiaries pursuant to the Credit Agreement and the Term Loan Agreement and shall exclude any outstanding undrawn letter of credit obligation of the Company existing under the Company Debt or any minority equity interest in any of the Company’s Subsidiaries.
     “Company Documents” has the meaning set forth in Section 4.2.

     “Company Employee Plans” has the meaning set forth in Section 4.17(a)(iii).
     “Company Financial Statements” has the meaning set forth in Section 4.7(a).
     “Company Intellectual Property” means all Intellectual Property owned, used or held for use by any the Company or any of its Subsidiaries.
     “Company Option Plan” means the 2004 Stock Option and Grant Plan of the Company.
     “Company Software” has the meaning set forth in Section 4.24(f).
     “Company Technology” means all Technology owned, used or held for use by the Company or any of its Subsidiaries.
     “Company Written Consent” has the meaning set forth in Section 6.19(a).
     “Confidentiality Agreement” has the meaning set forth in Section 6.12.
     “Contract” or “Contracts” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, sublease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
     “Copyrights” has the meaning set forth in this Section 10.17 in the definition of Intellectual Property.
     “Counsel” has the meaning set forth in Section 6.14.
     “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 28, 2006, by and among Triumph Healthcare Second Holdings, LLC (as Borrower), Triumph Healthcare Third Holdings, LLC (as Holdings), the initial lenders named therein (as Initial Lenders), BNP Paribas (as Administrative Agent, Joint Lead Arranger and Joint Book Runner), Bear, Stearns & Co. Inc. (as Joint Lead Arranger and Joint Book Runner) and CIBC, Inc. (as Documentation Agent), as amended.
     “Current Assets” means the consolidated book value of the Company and its Subsidiaries’ current assets as of 11:59 p.m. (Dallas time) on the Closing Date and as determined in accordance with the Accounting Principles; provided, however, that Current Assets shall specifically exclude (i) deferred Tax assets, (ii) amounts due from or prepaid expenses with respect to any stockholder or any of its Affiliates (other than the Company and its Subsidiaries) or any Related Persons, and (iii) the amount of the patient credit balance account in excess of $8,400,000. For purposes of clarity, the patient credit balance account shall be shown as a separate line item in any calculation of Net Working Capital required hereunder. Notwithstanding the foregoing, the calculation of Current Assets shall be made without giving effect to any of the transactions contemplated by this Agreement, and the calculation of any Tax asset included in Current Assets for the period (or periods) beginning January 1, 2009 and ending on the Closing Date shall be made based upon the actual tax refunds the Company would be entitled to receive as of the Closing Date (taking into account any estimated tax payments previously made with respect to such period (or periods) and without taking into account any tax benefits resulting from the Specified Deductions).
     “Current Liabilities” means the consolidated book value of the Company and its Subsidiaries’ current liabilities as of 11:59 p.m. (Dallas time) on the Closing Date and as determined in accordance with the Accounting Principles; provided, however, that Current Liabilities shall specifically exclude (i) Selling Expenses, (ii) Company Debt, (iii) deferred Tax liabilities, (iv) any fees, costs or expenses of the Company arising out of, or related to, the Financing, (v) liabilities, costs and expenses in respect of the Houston Heights Renovation, Our Lady of Peace Renovation, the Lima Renovation and the St. Agnes Renovation and (vi) the amount of accounts payable in excess of $14,000,000. Notwithstanding the foregoing, the calculation of Current Liabilities shall be made without giving effect to any of the transactions contemplated by this Agreement, and the calculation of any Taxes in Current Liabilities shall be based upon the actual Taxes the Company would be liable for as of the Closing Date (taking into account any estimated tax payments previously made with respect to such Taxes and without taking into account the Specified Deductions).
     “Debt Commitment Letter” has the meaning set forth in Section 5.4.
     “Debt Financing” has the meaning set forth in Section 5.4.
     “Deductible” has the meaning set forth in Section 8.5(a).
     “Detroit OIG Investigation” means the investigation and response to a subpoena and certain requests made by the Eastern District of Michigan U.S. Attorney’s office regarding two qui tam suits.
     “DGCL” has the meaning set forth in Section 1.1.
     “Disputed Items Notice” has the meaning set forth in Section 2.8(c).
     “D&O Indemnified Party(ies)” has the meaning set forth in Section 6.15(a).
     “D&O Policy” has the meaning set forth in Section 6.15(b).
     “Domain Names” has the meaning set forth in this Section 10.17 in the definition of Intellectual Property.
     “Effective Time” has the meaning set forth in Section 1.2.
     “Environmental Law(s)” means any applicable Law or other legal requirement relating to pollution or the protection of natural resources, the environment, public and employee health and safety or the Release or exposure to Hazardous Materials as such Laws have been and may be amended or supplemented through the Closing Date.
     “Escrow Accounts” has the meaning set forth in Section 2.10.
     “Escrow Agent” means JP Morgan Chase Bank, N.A.

     “Escrow Agreement” has the meaning set forth in Section 2.10.
     “Escrow Amounts” means the Working Capital Escrow Amount and the Indemnity Escrow Amount.
     “Escrow Period” has the meaning set forth in Section 8.1(b).
     “ERISA” has the meaning set forth in Section 4.17(a)(i).
     “Estimated Adjustment Items” has the meaning set forth in Section 2.8(a).
     “Estimated Net Working Capital” has the meaning set forth in Section 2.8(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Face Amount” has the meaning set forth in Section 2.1(b).
     “Facilities Renovations” means the St. Agnes Renovation and the Houston Heights Renovation.
     “Facilities Renovation Balance” means (subject to the following sentence) an amount equal to the sum of (i) the St. Agnes Renovation Balance and (ii) the Houston Heights Renovation Balance. Notwithstanding the foregoing, if the amount of the Facilities Renovation Balance as calculated above exceeds $10,600,000, the amount shall be reduced to $10,600,000.
     “Final Adjustment Items” means Selling Expenses and the Facilities Renovation Balance as each are finally determined pursuant to Section 2.8.
     “Final Net Working Capital” means Net Working Capital as finally determined pursuant to Section 2.8
     “Financing” has the meaning set forth in Section 6.5(d).
     “FTC” has the meaning set forth in Section 6.3(b).
     “Fully Diluted Per Share Merger Consideration” has the meaning set forth in Section 2.2(a).
     “GAAP” means United States generally accepted accounting principles as in effect (i) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (ii) with respect to financial information for periods prior to the Closing Date, as of such applicable time.
     “General Enforceability Exceptions” has the meaning set forth in Section 4.2.
     “Governmental Entity” means any government, governmental, regulatory or administrative agency, department, Medicare administrative contractor, bureau, office, commission, authority or instrumentality, including the SEC and any self-regulatory authority (including the NYSE), or court of competent jurisdiction, whether international, foreign, provincial, domestic, federal, state or local.

     “Governmental Programs” shall mean ‘federal health care programs’ as defined in 42 U.S.C. § 1320a-7b(f).
     “Hazardous Material(s)” means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by any Governmental Entity or the United States, and includes, petroleum, petroleum by-products and wastes, asbestos, mold, radioactive materials and polychlorinated biphenyls.
     “Healthcare Laws” means all applicable Laws, Governmental Program conditions of participation, other legal requirements imposed by any Governmental Entity, and any judgment, decree, order, writ or injunction of any Governmental Entity, including to the extent applicable: (i) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), or other federal and state health care programs; (ii) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (iii) the False Claims Act (31 U.S.C. §§ 3729 et seq.), (iv) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), (vi) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (v) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), (vi) the exclusion laws (42 U.S.C. § 1320a-7), (vii) the civil monetary penalty laws (42 U.S.C. § 1320a-7a), (viii) the Stark Laws (42 U.S.C. § 1395nn), (ix) the Prescription Drug Marketing Act, (x) the Federal Controlled Substances Act of 1970, (xi) the Food, Drug and Cosmetic Act, (xii) any state Pharmacy Practice Acts, (xiii) the U.S. Department of Health and Human Services, the U.S. Food and Drug Administration, the state departments of health, and the state boards of pharmacy, and (xiv) any other Law which regulates kickbacks, patient or program charges, recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation, or any other aspect of providing health care.
     “Healthcare Permits” has the meaning set forth in Section 4.25(l).
     “Holdings” has the meaning set forth in the Recitals hereto.
     “Houston Heights Renovation” means the asset purchases, renovations and expansions in respect of that certain long term acute care hospital located at 1800 West 26th Street, Houston, TX 77008.
     “Houston Heights Renovation Balance” means an amount equal to $4,000,000 less the amount of all out-of-pocket costs and expenses incurred by the Company on the Houston Heights Renovation prior to Closing (such amount to be determined in accordance with Section 6.17); provided, however, that if the amount of such out-of-pocket costs and expenses is greater than $4,000,000, the Houston Heights Renovation Balance shall be zero.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indemnity Escrow Account” has the meaning set forth in Section 2.10.

     “Indemnity Escrow Amount” means $22,500,000.
     “Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases or licenses required to be capitalized in accordance with the Accounting Principles; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). For purposes of greater clarity, Indebtedness shall not include any minority equity interest in any of the Company’s Subsidiaries.
     “Indemnifying Party” has the meaning set forth in Section 8.6(c).
     “Intellectual Property” means all intellectual property rights and related priority rights throughout the world, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (i) all trade secrets and all intellectual property rights in or to proprietary information, know-how, show-how or Technology (“Trade Secrets”); (ii) all trade names, trademarks, service marks, trade dress, logos and other source or business identifiers (whether registered or unregistered), together with the goodwill associated with any of the foregoing, and all registrations, applications for registration, renewals and extensions for any of the foregoing (“Marks”); (ii) all copyrights (whether registered or unregistered) and moral rights, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing (“Copyrights”); (iv) all intellectual property rights in or to Software, databases and data collections; (v) all domain names, together with the goodwill associated therewith, and all registrations, applications for registration, renewals and extensions for any of the foregoing (“Domain Names”); and (vi) all patents, patent applications and invention disclosures, including all continuations, continuations-in-part, divisionals and provisionals and all patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (“Patents”).

     “Intellectual Property License” or “Intellectual Property Licenses” means (a) any grant by the Company or any Subsidiary to another Person of any right, permission, consent or non-assertion relating to or under any Intellectual Property or Technology and (b) any grant by another Person to the Company or any Subsidiary of any right, permission, consent or non-assertion relating to or under any Intellectual Property or Technology owned by a third Person.
     “Interim Financial Statements” has the meaning set forth in Section 4.7(a).
     “IRS” means Internal Revenue Service.
     “IT Systems” means all communications systems, computer systems, servers, network equipment and other hardware owned, licensed or leased by the Company or any of its Subsidiaries.
     “Knowledge” or similar word and phrases such as “to the Company’s Knowledge”, means as to Charles Allen, Lawrence Humphrey, Brock Hardaway, Lance Carlson, James Hermes, Wendy Grono, and Ginger Landford-Wollard, their actual knowledge after reasonable inquiry of the Company’s executive officers and all other senior employees having responsibility relating to the applicable matter.
     “Law” or “Laws” means any domestic or foreign law (including Healthcare Laws), order, writ, injunction, decree, ordinance, award, stipulation, statute, code, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity.
     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, hearings, investigations, inquiries, proceedings, audits, surveys, or claims (including counterclaims) by or before a Governmental Entity or any managed care company or other third party payor.
     “Letter of Transmittal” has the meaning set forth in Section 2.6(a).
     “Liens” mean any liens, pledges, mortgages, deeds of trust, charge, option, rights of first refusal, easements, servitudes, proxies, voting trusts or other agreements, restrictions, security interests, claims, rights of another or encumbrances.
     “Lima Renovation” means the asset purchases, renovations and expansions in respect of that certain long term acute care hospital located at 730 West Market Street, Lima, OH 45801.
     “Loss” means (i) with respect to third-party claims, any and all out-of-pocket losses, liabilities, claims, damages (including special, incidental and consequential damages awarded to such third-party in connection with a claim brought by such third-party), awards, assessments, judgments, fines, penalties, settlements, Taxes, costs, fees, expenses (including costs of investigation and reasonable and actually incurred defense and attorneys’ and other professionals’ fees) and disbursements; and (ii) with respect to claims which are not third-party claims, any and all out-of-pocket losses, liabilities, claims, damages (including damages which were reasonably foreseeable as of the date of this Agreement) as a result of or in connection with the applicable facts, events, Contracts, conditions, actions or inactions, as of such time, causing or relating to such damages, awards, assessments, judgments, fines, penalties, settlements, taxes, costs, fees, expenses (including costs of investigation and reasonable and actually incurred defense and attorneys’ and other professionals’ fees) and disbursements. Notwithstanding the foregoing, the definition of Loss excludes any punitive or exemplary damages except to the extent awarded to a third-party in connection with a claim brought by such third-party.
     “Loss Tax Benefit” has the meaning set forth in Section 8.7.
     “Marks” has the meaning set forth in this Section 10.17 in the definition of Intellectual Property.
     “Material Adverse Effect” means a material adverse effect (i) on the business, assets, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) on the ability of the Company or any Subsidiary to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby; provided, however, that, with respect to the Company, none of the following constitute, or will be considered in determining whether there has occurred, a Material Adverse Effect: (A) changes that are the result of factors generally affecting the industries or markets in which the Company or any of its Subsidiaries operate (other than those that have had a materially disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole); (B) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including actions of competitors or any delays or cancellations for services or losses of employees, physicians, customers or referral sources; (C) changes in laws, rules or regulations or GAAP or the interpretation thereof; (D) any action taken at the written request of Parent or Merger Sub; (E) any legal or investment banking fees or expenses, or severance, bonus, benefit or other change in control payments under specified executive benefits or employment agreement of the Company, incurred or made in connection with the transactions contemplated by this Agreement; (F) any failure of the Company to meet any projection or forecast prior to the Closing (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred) and (G) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (other than those that have had a materially disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole).
     “Material Contract” has the meaning set forth in Section 4.12.
     “Medicare Liabilities” means any amounts owed by the Company or its Subsidiaries to any Governmental Program or any managed care company or other third party payor after the Closing Date as a result of (i) any net audit adjustments, disallowances, recoupment or fraud in respect of Company Cost Reports relating to pre-Closing periods, including the reasonable and documented out-of-pocket costs and expenses incurred by Company and its Subsidiaries in connection with the resolution of such liabilities, and (ii) any other settlements, retroactive adjustments, recoupments or other offsets relating to pre-Closing periods, including any adjustments or reductions in reimbursement resulting from a determination that any of the hospitals operated by Company or its Subsidiaries do not satisfy the eligibility criteria for long term care hospitals excluded from the acute care hospital inpatient prospective payment system.
     “Merger” has the meaning set forth in the Recitals.
     “Merger Sub” has the meaning set forth in the Preamble.
     “Near Relatives” has the meaning set forth in Section 4.26.
     “Net Adjustment Amount” has the meaning set forth in Section 2.9(c).
     “Net Working Capital” means Current Assets minus Current Liabilities. For purposes of illustration, a calculation of Net Working Capital as of September 30, 2009 is set forth on Schedule 10.17(b).
     “Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.9(d).
     “Notice” has the meaning set forth in Section 8.6(b)(i).
     “Offering” has the meaning set forth in Section 6.5(c).
     “Open Source Software” has the meaning set forth in Section 4.24(f).
     “Option” means any outstanding option to acquire shares of Common Stock, including any option granted pursuant to the Company Option Plan that is outstanding immediately prior to the Effective Time.
     “Option Payment” has the meaning set forth in Section 2.2(d).
     “Option Surrender Agreement” means an agreement or certificate duly executed by an Optionholder acknowledging cancellation of all Options held by such Optionholder, in the form attached hereto as Exhibit H.
     “Optionholder” means any Person holding or entitled to rights under any Option immediately prior to the Effective Time.
     “Order” means any order, judgment, ruling, injunction, assessment, award, decree, writ, or temporary restraining order enacted, issued, promulgated, enforced or entered by any Governmental Entity.
     “Order of Priority” means (i) with respect to cash and/or Backstop Securities in the Indemnity Escrow Account on account of the Backstop Investors, first, the release of a number shares of Series B Preferred Stock having an aggregate Face Amount and accumulated but unpaid dividends thereon equal to the amount required to be released, second, and only to the extent of any shortfall, a number of shares of Series A Preferred Stock having an aggregate Face Amount and accumulated but unpaid dividends thereon equal to the remaining amount required to be released and third, cash in the remaining amount required to be released and (ii) with respect cash in the Indemnity Escrow Account on account of all other Securityholders, the release of cash in the amount required to be released.
     “Our Lady of Peace Renovation” means the asset purchases, renovations and expansions in respect of that certain long term acute care hospital located at 801 East LaSalle Avenue, South Bend, IN 46617.
     “Owned Properties” has the meaning set forth in Section 4.10(a).
     “Parent” has the meaning set forth in the Preamble.
     “Parent Acquisition Transaction” has the meaning set forth in Section 6.20(a)(iii).
     “Parent Available Cash” shall mean, without duplication, (i) cash on hand of Parent at the Closing (provided that Parent shall not be required to (but may in its sole discretion) use more than $10,000,000 of such cash on hand), plus (ii) the proceeds to Parent from the Debt Financing, including borrowings to be made under the revolving credit facility thereunder at Closing (provided that Parent shall not be required to (but may in its sole discretion) incur more than $14,000,000 in borrowings under such revolving credit facility), plus (iii) the net proceeds, if any, to Parent from the Offering, minus (iv) amounts necessary to refinance Parent’s existing credit facility at the Closing, which amounts will be deemed for the purposes hereof to equal $25,000,000, minus (iv) fees and expenses of Parent in connection with the Transaction (including the Debt Financing and Offering), which fees and expenses will be deemed for the purposes hereof to equal (A) $42,400,000 less (B) the amount, if any, of underwriting discounts and commissions that are not paid by the Company in the event the Company is unable to raise the full amount of gross proceeds in connection with the Offering. A calculation of Parent Available Cash, assuming no proceeds are raised in connection with the Offering, is set forth on Schedule 10.17(c).
     “Parent Cash Shortfall” has the meaning set forth in Section 2.1(b).
     “Parent Claim” has the meaning set forth in Section 8.6(b)(i).
     “Parent Claim Notice” has the meaning set forth in Section 8.6(b)(i).
     “Parent Claim Response” has the meaning set forth in Section 8.6(b)(i).
     “Parent Claim Response Period” has the meaning set forth in Section 8.6(b)(i).
     “Parent Common Escrow Shares” has the meaning set forth in Section 2.10(b).
     “Parent Documents” has the meaning set forth in Section 5.2.
     “Parent Indemnitees” has the meaning set forth in Section 8.3(a).
     “Parent Written Consents” has the meaning set forth in Section 6.19(b).

     “Patents” has the meaning set forth in this Section 10.17 in the definition of Intellectual Property.
     “Payoff Letters” means the executed payoff or similar letters provided to the Company or any of its Subsidiaries by the lenders or other parties listed on Schedule 10.17(d) under the heading “Payoff Letters” relating to the repayment in full of all Company Debt to be repaid at Closing (including Company Debt under the Credit Agreement and the Term Loan Agreement and excluding the Assumed Company Debt) and the discharge, removal and termination of any and all Liens relating thereto, in form and substance reasonably satisfactory to Parent, which shall be effective as of the Closing Date, subject only to the receipt by the applicable lenders or other parties of the amounts specified therein.
     “Permit” means permit, license, exemption, consent, authorization, certificate, certificate of need or other approval from a Governmental Entity.
     “Permitted Liens” means (i) any Liens for Taxes that arise as a matter of law and that are not yet due and payable and (ii) any mechanic’s, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s or other similar Liens or purchase money Liens that have arisen or been incurred in the ordinary course of the Company’s or its Subsidiaries’ business and (iii) any other Liens arising with respect to the Real Property, as long as such Liens are not violated by the existing improvements and use of the applicable Real Property as improved, used and operated as of the date hereof or would not otherwise materially detract from the value of the applicable Real Property.
     “Person” means any individual or corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization, Governmental Entity or other entity.
     “Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
     “Pro Rata Percentage” means the fully-diluted ownership percentage as set forth on Schedule 10.17(e).
     “Prospectus Supplement” has the meaning set forth in Section 6.5(c).
     “Real Property” has the meaning set forth in Section 4.10(a).
     “Real Property Leases” has the meaning set forth in Section 4.10(a).
     “Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Domain Name registrations.
     “Registration Statement” has the meaning set forth in Section 6.5(b).
     “RehabCare East” has the meaning set forth in the Preamble.

     “Related Party” has the meaning set forth in Section 4.26.
     “Release” means any release, spill, effluent, emission, leaking, pouring, emptying, escaping, dumping, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated, or leased by the applicable party or its Subsidiaries.
     “Remedial Action” means all actions, including, any capital expenditures, required by a Governmental Entity or required under or taken pursuant to any Environmental Law, or voluntarily undertaken to (i) clean up, remove, treat, or in any other way, ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (iv) bring the applicable party into compliance with any Environmental Law.
     “Representative Expense Fund Amount” shall equal $250,000.
     “Representative Expense Fund” has the meaning set forth in Section 10.1(c).
     “Representatives” has the meaning set forth in Section 6.4(a).
     “Restricted Stock” has the meaning set forth in Section 2.2(b).
     “Restricted Stockholders” means the holders of any Restricted Stock.
     “Rights” means, with respect to any Person, all options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, other Contracts or commitments that could require such Person to issue, sell, or otherwise cause to become outstanding any of its capital stock or other equity securities, stock appreciation rights, phantom stock rights, profit participation rights, or similar rights (excluding any Employee Plan).
     “SAS” has the meaning set forth in Section 6.5(b).
     “SEC” has the meaning set forth in Section 6.5(b).
     “SEC Reports” has the meaning set forth in Section 5.9.
     “Section 262” has the meaning set forth in Section 2.5.
     “Section 280G” has the meaning set forth in Section 6.13.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securityholder Representative” has the meaning set forth in Section 10.1(b).
     “Securityholders” means the holders of Common Stock, Restricted Stock, Options and/or Warrants of the Company.

     “Seller Claim” has the meaning set forth in Section 8.6(a).
     “Seller Claim Notice” has the meaning set forth in Section 8.6(a).
     “Seller Claim Response” has the meaning set forth in Section 8.6(a).
     “Seller Claim Response Period” has the meaning set forth in Section 8.6(a).
     “Seller Indemnitees” has the meaning set forth in Section 8.2.
     “Selling Expenses” means all fees, costs, expenses and liabilities of any Person incurred by or on behalf of, or to be paid by, the Company or any of its Subsidiaries (to the extent unpaid as of immediately prior to the Closing), in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including, (i) all consulting fees and expenses, (ii) all legal, accounting and investment banking fees and expenses, (iii) all sale, “stay-around”, retention, change of control or similar bonuses, payments or benefits, including all related Taxes (other than the employer portion of any payroll Taxes incurred by the Company or the Surviving Corporation and its Subsidiaries in connection with the payment of the Option Payments to the Optionholders), payable to current or former employees, directors or consultants of the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated hereby, (iv) all severance or similar payments arising out of the termination of the Terminated Employees, (v) one-half (50%) of any Transfer Taxes, (vi) the costs and fees associated with the Company’s purchase of the D&O Policy if not previously paid, and (vii) any unpaid costs and expenses described in Section 6.17(b). Selling Expenses shall not include any costs or expenses of the Company required to be borne by Parent and Merger Sub pursuant to Section 6.5(d).
     “Series A Preferred Stock” means the shares of Series A Convertible Redeemable Preferred Stock, par value $0.10 per share, issued by Parent pursuant to the Backstop Securities Agreement.
     “Series A Issuance Cap” means a number of shares of Series A Preferred Stock equal to 19.99% of the shares of Parent’s common stock, par value $0.01 per share issued and outstanding on the Closing Date.
     “Series B Preferred Stock” means the shares of Series B Non-Voting Redeemable Preferred Stock, par value $0.10 per share, issued by Parent pursuant to the Backstop Securities Agreement
     “Share” has the meaning set forth in Section 2.2(a).
     “Software” means all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

     “Specified Deductions” means the sum of all Selling Expenses, Option Payments, Warrant Payments, and payments on the vesting of Restricted Stock.
     “St. Agnes Renovation” means the asset purchases, renovations and expansions in respect of that certain long term acute care hospital located at 1930 South Broad Street, Philadelphia, PA 19145.
     “St. Agnes Renovation Balance” means an amount equal to $6,600,000 less the amount of all out-of-pocket costs and expenses incurred by the Company on the St. Agnes Renovation prior to Closing (such amount to be determined in accordance with Section 6.17); provided, however, that if the amount of such out-of-pocket costs and expenses is greater than $6,600,000, the St. Agnes Renovation Balance shall be zero.
     “Straddle Period” has the meaning set forth in Section 6.18(b).
     “Subsidiary” or “Subsidiaries” means (i) any corporation, limited liability company, partnership, association, trust or other entity, including a representative office, registered office or branch office, the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity, including a representative office, registered office or branch office, of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party and (ii) when used with respect to the Company, include each of the entities listed on Schedule 4.4(a).
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Tail Policy Fees” has the meaning set forth in Section 6.16(a).
     “Tangible Personal Property” has the meaning set forth in Section 4.11.
     “Target Net Working Capital” means $24,100,000.
     “Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts and other governmental fees or other like assessments or charges of any kind whatsoever, including, but not limited to all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed thereon, and any liability for any such item imposed or payable by reason of contract, assumption, successor or transferee liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

     “Tax Comments” has the meaning set forth in Section 6.18(a).
     “Tax Contest” has the meaning set forth in Section 6.19(f).
     “Tax Return” or “Tax Returns” means any report, return, document, declaration, election, statement or any other information or filing supplied or required to be supplied to any Taxing Authority or jurisdiction (domestic or foreign) in respect of any Tax (including any attachments thereto, and any amendment thereof), including, but not limited to information returns, claim for refund, any document in respect of or accompanying payments or estimated Taxes, or in respect of or accompanying requests for the extension of time in which to file any such report, return document, declaration, or other information.
     “Taxing Authority” means any Governmental Entity responsible for the administration or imposition of any Tax.
     “Technology” means all Software, works of authorship, compositions, content, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses and other similar writings and materials.
     “Termination Agreement” has the meaning set forth in Section 6.9.
     “Term Loan Agreement” means that certain Amended and Restated Term Loan Agreement, dated as of July 28, 2006, by and among Triumph Healthcare Second Holdings, LLC (as Borrower), Triumph Healthcare Third Holdings, LLC (as Holdings), the initial lenders named therein (as Initial Lenders), BNP Paribas (as Administrative Agent, Joint Lead Arranger and Joint Book Runner), and Bear, Stearns & Co. Inc. (as Joint Lead Arranger and Joint Book Runner), as amended.
     “Terminated Employees” has the meaning set forth in Section 6.7.
     “Termination Amount” has the meaning set forth in Section 9.3(b).
     “Termination Date” has the meaning set forth in Section 9.1(a).
     “Trade Secrets” has the meaning set forth in this Section 10.17 in the definition of Intellectual Property.
     “Transfer Taxes” has the meaning set forth in Section 10.2.
     “Waived 280G Benefits” has the meaning set forth in Section 6.13.
     “Warrant” means any Contract entitling or granting any Person to purchase or otherwise acquire shares of Common Stock.
     “Warrant Payment” has the meaning set forth in Section 2.2(c).

     “Warrant Surrender Agreement” means an agreement or certificate duly executed by a Warrantholder acknowledging cancellation of all Warrants held by such Warrantholder, in the form attached hereto as Exhibit I.
     “Warrantholder” means any Person holding or entitled to rights under any Warrant immediately prior to the Effective Time.
     “Working Capital Escrow Account” has the meaning set forth in Section 2.10.
     “Working Capital Escrow Amount” means $2,500,000.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth above.

PARENT

REHABCARE GROUP, INC.

By:	/s/ Patricia S. Williams
Its:	Senior Vice President, General Counsel and Secretary

REHABCARE EAST

REHABCARE GROUP EAST, INC.

By:	/s/ Patricia S. Williams

Its:	Senior Vice President, General Counsel and Secretary

HOLDINGS

REHABCARE HOLDINGS, LLC

By:	/s/ Patricia S. Williams

Its:	Senior Vice President, General Counsel and Secretary

MERGER SUB

REHABCARE MERGER SUB CORPORATION

By:	/s/ Patricia S. Williams

Its:	Senior Vice President, General Counsel and Secretary
Signature Page to Agreement and Plan of Merger

COMPANY

TRIUMPH HEALTHCARE HOLDINGS, INC.

By:	/s/ Charles Allen
Its:	Chief Executive Officer

SECURITYHOLDER REPRESENTATIVE

TA ASSOCIATES, INC.

By:	/s/ Michael S. Berk

Its:	Managing Director
Signature Page to Agreement and Plan of Merger

Exhibit A
Backstop Securities Agreement
(Intentionally omitted. See Exhibit 99.10)

Exhibit B
Backstop Registration Rights Agreement
(Intentionally omitted. See Exhibit 99.11)

Exhibit C
Form of Certificate of Incorporation
(Intentionally omitted. See Exhibit 99.3)

Exhibit D
Form of Letter of Transmittal
(Intentionally omitted. See Exhibit 99.4)

Exhibit E
Form of Escrow Agreement
(Intentionally omitted. See Exhibit 99.5)

Exhibit F
Form of Opinion
(Intentionally omitted. See Exhibit 99.6)

Exhibit G
Form of Letter of Resignation
(Intentionally omitted. See Exhibit 99.7)

Exhibit H
Form of Option Surrender Agreement
(Intentionally omitted. See Exhibit 99.8)

Exhibit I
Form of Warrant Surrender Agreement
(Intentionally omitted. See Exhibit 99.9)